FOSTER WHEELER LTD.
Offer To Exchange
Offer to Exchange Common Shares for Any and All
of its Outstanding 9.00% Preferred Securities, Series I issued by
FW Preferred Capital Trust I (Liquidation Amount of $25 per Trust Security)
and guaranteed by Foster Wheeler Ltd. and Foster Wheeler LLC
(CUSIP No. 302684 20 4)

     This offer will expire at 5:00 p.m., New York City time, on July 29, 2005, unless extended or earlier terminated (we refer to such date and time, as the same may be extended, as the “expiration date”).

     Foster Wheeler Ltd., a Bermuda company hereby offers to exchange (we refer to such offer as the “exchange offer”) its common shares, par value $0.01, or common shares, for any and all of the 9.00% Preferred Securities, Series I issued by FW Preferred Capital Trust I (Liquidation Amount of $25 per Trust Security) outstanding, or trust securities, on the terms and subject to the conditions set forth in this offer to exchange (as it may be supplemented or amended) and in the accompanying letter of transmittal.

     Each holder of trust securities validly tendered and not validly withdrawn on or prior to 5:00 p.m., New York City time, on the expiration date shall receive 2.16 common shares per trust security.

     The delivery date for the common shares will be the date promptly following the expiration date on which the company accepts trust securities for exchange pursuant to the exchange offer. The company expects the settlement date to be the fourth business day immediately following the expiration date.

     Any questions regarding the terms of the exchange offer and requests for additional copies of the exchange offer materials should be directed to the information agent at the address and telephone number set forth on the back cover page of this offer to exchange.

     You should consider carefully the risk factors beginning on page 7 of this offer to exchange before you decide whether to participate in the exchange offer.

     Our obligation to complete the exchange offer is subject to a number of conditions. Subject to the lock-up agreement described in this offer to exchange, we may waive any condition to the exchange offer. For a more complete description of the conditions to the exchange offer, see “Description of the Exchange Offer—Conditions to the Exchange Offer.”

     Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this offer to exchange. Any representation to the contrary is a criminal offense.

     We are making this exchange offer in reliance on the exemption from the registration requirements of the Securities Act of 1933 afforded by Section 3(a)(9) thereof. Therefore, we will not pay any commission or other remuneration to any broker, dealer, salesperson, or other person for soliciting tenders of the trust securities. However, our regular employees may solicit tenders and will answer inquiries concerning the exchange offer. These employees will not receive additional compensation for these services.

     Based on interpretations by the staff of the Division of Corporation Finance of the Securities and Exchange Commission, which we refer to as the SEC, we believe that the shares issued in the exchange offer, like the trust securities, may be offered for resale, resold and otherwise transferred by any holder thereof who is not an affiliate of ours without compliance with the registration requirements of the Securities Act of 1933.

The date of this offer to exchange is June 30, 2005

TABLE OF CONTENTS

Summary	1
Risk Factors	7
Forward Looking Statements	24
Capitalization	25
Unaudited Pro Forma Condensed Consolidated Financial Information	27
Ratio of Earnings to Fixed Charges	32
Selected Financial Data	33
Dividend Policy	35
Use of Proceeds	35
Accounting Treatment for the Exchange Offer	35
Description of the Exchange Offer	36
The Trust	47
Description of Share Capital	48
Comparison of Rights	56
U.S. Federal Income Tax Considerations	65
Certain Securities Laws Considerations	69
Interests of Directors and Officers	69
Where You Can Find More Information	70
Documents Incorporated by Reference	70
Enforcement of Civil Liabilities	71
Miscellaneous	71

     We have made no arrangements for and have no understanding with any dealer, salesperson or other person regarding the solicitation of tenders in connection with the exchange offer, and no person has been authorized to give any information or to make any representation not contained in this offer to exchange in connection with the exchange offer, and if given or made, any such information must not be relied upon as having been authorized by us or by any other person. Neither the delivery of this offer to exchange nor any exchange made in connection with the exchange offer will, under any circumstances, create any implication that there has been no change in our business since the date as of which information is given or incorporated by reference in this offer to exchange.

     No brokerage commissions are payable by tendering holders of the trust securities to us, the information agent or the exchange agent. Holders who tender their trust securities through a custodian broker, dealer, commercial bank, trust company or other nominee should consult that institution as to whether it charges any services fees.

     None of us, our board of directors, our executive officers, the information agent or the exchange agent makes any recommendation to holders of trust securities as to whether to exchange or refrain from exchanging their trust securities. In addition, no one has been authorized to make any such recommendation. You must make your own decision whether or when to exchange trust securities pursuant to the exchange offer and, if so, the aggregate principal amount of trust securities to exchange.

     The exchange offer is not being made to, nor will we accept tenders of trust securities from, holders in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

i

SUMMARY

     This summary highlights selected information from this offer to exchange and is therefore qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this offer to exchange. It may not contain all the information that is important to you. We urge you to read carefully this entire offer to exchange and the other documents to which it refers to understand fully the terms of the exchange offer. References in this offer to exchange to “we,” “us,” “our” and “ours” refer to Foster Wheeler Ltd. and its consolidated subsidiaries, unless we indicate otherwise.

The Company

Foster Wheeler Ltd.

     Foster Wheeler Ltd., a Bermuda company which was incorporated on December 20, 2000, is the indirect parent of Foster Wheeler LLC. Foster Wheeler Ltd. does not have any assets or conduct any business except through its ownership of its subsidiaries. Foster Wheeler Ltd. is a guarantor of the trust securities. The executive offices of Foster Wheeler Ltd. are c/o Foster Wheeler Inc., Perryville Corporate Park, Clinton, New Jersey 08809-4000, Attention: Office of the Secretary, and its telephone number is (908) 730-4000.

Foster Wheeler LLC

     Foster Wheeler LLC, which was formed on February 9, 2001, is a Delaware limited liability company that does not have any assets or conduct any business except through its ownership of its subsidiaries. Foster Wheeler LLC is an indirectly wholly owned subsidiary of Foster Wheeler Ltd. Foster Wheeler LLC owns all of the common securities of the trust that issued the trust securities and is a guarantor of the trust securities. The executive offices of Foster Wheeler LLC are c/o Foster Wheeler Inc., Perryville Corporate Park, Clinton, New Jersey 08809-4000, Attention: Office of the Secretary, and its telephone number is (908) 730-4000.

The Trust

     FW Preferred Capital Trust I is a statutory business trust organized under Delaware law and is the issuer of the trust securities. The trust is a special purpose financing subsidiary of Foster Wheeler LLC that has no operating history or independent operations and is a financing vehicle to issue the trust securities and to hold as trust assets the junior subordinated debentures issued by Foster Wheeler LLC. The executive office of the trust is c/o Foster Wheeler Inc., Perryville Corporate Park, Clinton, New Jersey 08809-4000, Attention: Office of the Secretary, and its telephone number is (908) 730-4000.

Our Business

     We operate through two business groups, which also constitute separate reportable segments: our Engineering and Construction Group, which we refer to as our E&C Group, and our Global Power Group. Our E&C Group designs, engineers and constructs upstream oil and gas processing facilities, oil refining, chemical and petrochemical, pharmaceutical, natural gas liquefaction (LNG) facilities and receiving terminals, and related infrastructure, including power generation and distribution facilities. Our E&C Group provides engineering, project management and construction management services, and purchases equipment, materials and services from third-party suppliers and subcontractors. Our E&C Group owns industry leading technology in delayed coking, solvent de-asphalting, and hydrogen production processes used in oil refineries and has access to numerous technologies owned by others. Our E&C Group also provides international environmental remediation services, together with related technical, engineering, design and regulatory services. Our E&C Group generates revenues from engineering and construction activities pursuant to long-term contracts spanning up to four years in duration.

     Our Global Power Group designs, manufactures and erects steam generating and auxiliary equipment for electric power generating stations and industrial markets worldwide. Steam generating equipment includes a full range of fluidized bed and conventional boilers firing coal, oil, gas, biomass and municipal solid waste, waste wood and low-Btu gases. Our circulating fluidized-bed boiler technology is recognized as one of the leading solid fired fuel technologies in the world. Auxiliary equipment includes feedwater heaters, steam condensers, heat-recovery equipment, selective non-catalytic recovery units, selective catalytic recovery units and low-NOx burners. We provide a broad range of site services relating to these products, including full plant construction, maintenance engineering, plant upgrading and life extension, and plant repowering. Our Global Power Group also provides research analysis and experimental work in fluid dynamics, heat transfer, combustion and fuel technology, materials engineering and solids mechanics. In addition, our Global Power Group builds, owns and operates cogeneration, independent power production and waste-to-energy facilities, as well as facilities for the process and petrochemical industries. Our Global Power Group generates revenues from long-term engineering activities, supply of equipment and construction contracts, and from operating activities pursuant to the long-term sale of project outputs (i.e., electricity, steam, etc.), operating and maintenance agreements, and from returns on its equity investments in certain production facilities.

The Exchange Offer

The Company	Foster Wheeler Ltd.

The Trust Securities	9.00% Preferred Securities, Series I issued by FW Preferred
Capital Trust I (Liquidation Amount of $25 per trust
security).

The Exchange Offer	We are offering to exchange our common shares for any and
all of the outstanding trust securities validly tendered and not validly withdrawn on or prior to 5:00 p.m., New York City
time, on the expiration date, upon the terms and subject to
the conditions set forth in this offer to exchange (including, if the exchange offer is extended or amended, the terms and
conditions of any such extension or amendment).

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City
time, on July 29, 2005, unless extended or earlier terminated.
The term “expiration date” means such time and date or, if
the exchange offer is extended, the latest time and date to
which the exchange offer is so extended.

Common Shares	Each holder of trust securities validly tendered and not validly withdrawn on or prior to 5:00 p.m., New York City time, on
the expiration date shall receive 2.16 common shares, par
value $.01 per share, of Foster Wheeler Ltd. per trust security.

Settlement Date	The settlement date shall be a date promptly following the
expiration date on which we accept trust securities for
exchange pursuant to the exchange offer. We expect the
settlement date to be the fourth business day immediately
following the expiration date.

How to Tender Trust Securities	See “Description of the Exchange Offer—Procedures for
Tendering Your Securities.” For further information, contact the information agent at its telephone number and address
set forth on the back cover page of this offer to exchange or consult your broker, dealer, commercial bank, trust company
or custodian for assistance.

General Terms and Other Provisions of the Exchange Offer

Withdrawal Rights	Tenders of trust securities may be validly withdrawn at any
time prior to the expiration date, but not thereafter, unless the exchange offer is terminated without any trust securities
being purchased thereunder by following the procedures
described herein. See “Description of the Exchange Offer—
Withdrawal of Tenders.”

Purpose of the Exchange Offer	The purpose of the exchange offer for the trust securities is to reduce our debt, to improve liquidity and to improve our
overall capital structure.

Conditions to the Exchange Offer	Notwithstanding any other provision of the exchange offer,
our obligation to accept for exchange trust securities validly tendered, and to issue common shares, pursuant to the
exchange offer are conditioned upon satisfaction or, where
possible, waiver of certain general conditions relating to us and our ability to consummate the exchange offer specified
under “Description of the Exchange Offer—Conditions to
the Exchange Offer.”

Subject to the lock-up agreement described below, we
reserve the absolute right to waive any and all conditions to the exchange offer. See “Description of the Exchange
Offer—Conditions to the Exchange Offer.”

United States Federal
Income Tax Considerations	For a summary of certain United States federal income tax
considerations with respect to the exchange offer, see “U.S.
Federal Income Tax Considerations.”

No Brokerage Commissions	No brokerage commissions will be payable by us, holders,
the information agent or the exchange agent.

Information Agent	Morrow & Co., Inc.

Exchange Agent	The Bank of New York, London Branch.

Additional Copies;
Further Information	Questions about the terms of the exchange offer and requests for additional copies of this offer to exchange should be
directed to the information agent at its address and telephone number set forth on the back cover page of this offer to
exchange. Copies of the documents incorporated by
reference herein may be obtained as described below under
“Where You Can Find More Information” and “Documents
Incorporated by Reference.”

Lock-up Agreement	We and the holders of approximately 48.9% of the
outstanding trust securities have entered into a lock-up
agreement dated June 27, 2005. Each holder that signed the
lock-up agreement has agreed (i) to deliver the
documentation required to tender its trust securities in
accordance with the exchange offer within ten business days
following the commencement of the exchange offer, and so

long as the exchange offer substantially conforms to the
terms of the offer to exchange and related documents (as
they may be amended with the consent of the other parties to the lock-up agreement as provided therein) not to withdraw
or revoke such securities unless the exchange offer is
terminated in accordance with its terms and (ii) as long as
the agreement is in effect, not to directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or
otherwise dispose of or limit its right to vote in any manner any trust securities held by it, in whole or in part, other than to a person who is an affiliate of the holder, and agrees in writing to be bound by the terms of the agreement. See
“Description of the Exchange Offer—Background and
Purpose of the Exchange Offer—Lock-up agreement.”

Market Price Information

     The trust securities were traded on the NYSE under the symbol “FWC-A” until November 14, 2003, and since then have been quoted on the OTC Bulletin Board under the symbol “FWLRP.OB.” The common shares were traded on the NYSE under the symbol “FWC” until November 14, 2003, were quoted on the OTC Bulletin Board under the symbol “FWLRF.OB” until June 2, 2005, and are now traded on the Nasdaq Stock Market under the symbol “FWLT.”

The table below sets forth, for the periods indicated:

  the high and low market prices for the trust securities as reported on the NYSE and the high and low bid prices on the OTC Bulletin Board; and
  the high and low market prices for the common shares as reported on the NYSE, the high and low bid prices on the OTC Bulletin Board and the high and low market prices on the Nasdaq Stock Market.

     The OTC Bulletin Board prices reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions.

	Trust Securities		Common Shares

	High	Low	High	Low

2003	(in $)
First Quarter	3.10	1.20	1.87	0.85
Second Quarter	7.09	2.32	3.00	1.20
Third Quarter	5.50	1.80	2.24	1.07
Fourth Quarter	3.75	1.10	1.38	0.75
2004
First Quarter	6.75	2.95	1.92	0.98
Second Quarter	8.40	4.91	1.83	1.08
Third Quarter	23.29	7.70	1.46	0.44
Fourth Quarter*	29.00	22.98	17.00	8.40
2005
First Quarter	32.00	27.11	19.65	12.40
Second Quarter (through June 28, 2005)	32.25	29.00	18.70	12.85

* On November 30, 2004 Foster Wheeler Ltd. effected a one-for-twenty reverse split of its common shares.

     The table above shows only historical comparisons. Because the market prices of common shares and trust securities will fluctuate prior to the consummation of the exchange offer, these comparisons may not provide meaningful information to holders of the trust securities in determining whether to tender their trust securities in the exchange offer. Holders of trust securities are encouraged to obtain current market quotations for the common shares and trust securities and to review carefully the other information contained in or incorporated by reference into this offer to exchange in considering whether to tender their trust securities. See “Where You Can Find More Information.”

     The table below sets forth, as of June 28, 2005, the closing prices for the common shares and for the trust securities as reported on the Nasdaq Stock Market and the OTC Bulletin Board, respectively, as well as the pro forma equivalent per trust security (liquidation preference $25) based on the exchange ratio of 2.16 common shares for each trust security.

			Pro Forma Equivalent of
	Common Shares	Trust Securities	Trust Securities

June 28, 2005	$18.07	$30.00	$39.03

     The liquidation value plus accrued dividends for each trust security was $33.97 at March 31, 2005 and will be $34.74 at June 30, 2005. As of June 28, 2005, there were 2,847,086 shares of trust securities outstanding. As of June 15, 2005, there were 44,824,972 common shares outstanding.

RISK FACTORS

     As you review all of the information included in or incorporated by reference into this offer to exchange and consider whether to tender your trust securities in the exchange offer you should consider carefully the following risk factors relating to the exchange offer and the trust securities and the common shares.

Risk Factors Relating to Security Holders Participating in the Exchange Offer

By tendering your trust securities in the exchange offer, you will be giving up your right to receive the accrued and unpaid dividends on the trust securities tendered in the exchange offer.

     In January 2002, Foster Wheeler LLC exercised its option to defer payments of interest on the junior subordinated debentures held by FW Preferred Capital Trust I. As the junior subordinated debentures are the only asset of FW Preferred Capital Trust I, dividends have been suspended on the trust securities since that date. As of April 1, 2005, total accrued and unpaid dividends were $8.97 for each $25 in aggregate liquidation amount per trust security. As of June 30, 2005, total accrued and unpaid dividends will be $9.74 for each trust security (liquidation amount $25). For each trust security that you exchange, you will be entitled to receive 2.16 common shares of Foster Wheeler Ltd. You will not receive any additional consideration for accrued and unpaid dividends on your trust securities.

Holders of trust securities who participate in the exchange offer will lose their rights under the indenture and other agreements governing the trust securities that they tender.

     Upon tendering trust securities in the exchange offer for our common shares, holders of trust securities will lose the contractual and legal rights they currently have under the indenture and other agreements governing the trust securities that they tender and will have different rights as common shareholders. For example, the holders of trust securities who tender their trust securities for common shares will lose their right to receive dividends on the trust securities and any other rights they have under the declaration of trust or the indenture governing the underlying debentures.

     Furthermore, under most circumstances, the value of equity issued in the exchange offer will likely react to changes in our business and financial condition with a higher degree of volatility than will the value of a trust security. Consequently, as common shareholders, the tendering holders of trust securities may suffer more from future adverse developments relating to our financial condition, results of operations or prospects than they would as holders of their trust securities.

In the future, we may acquire any trust securities that are not tendered in the exchange offer for consideration different than that in the exchange offer.

     In the future, we may acquire trust securities that are not tendered in the exchange offer through open market purchases, privately negotiated transactions, an exchange offer or such other means as we deem appropriate. Any such acquisitions will occur upon the terms and at the prices as we may determine in our discretion, which may be more or less than the value of the common shares being exchanged for the trust securities under the exchange offer, and could be for cash or other consideration. We may choose to pursue any or none of these alternatives, or combinations thereof, in the future.

The common shares will rank junior to all of our trust securities that remain outstanding, and all of our outstanding debt and other obligations, which could limit your ability to recover amounts originally invested by you.

     As of April 1, 2005, the common shares of Foster Wheeler Ltd. would have effectively ranked junior to approximately $383.2 million of debt of Foster Wheeler Ltd. and its subsidiaries, as well as approximately $115.7 million of limited recourse project debt of special purpose subsidiaries and approximately $66.3 million of capital lease obligations. The common shares will also rank junior to amounts outstanding under the senior secured credit agreement and any debt incurred in the future. As of April 1, 2005, after giving effect to the exchange offer (assuming that 100% of the outstanding the trust securities are exchanged), the common shares would have effectively ranked junior to approximately $312.0 million of debt of Foster Wheeler and its subsidiaries, as well as approximately $115.7 million of project debt of special purpose subsidiaries and approximately $66.3 million of capital lease obligations.

We cannot predict the price at which our common shares will trade following the exchange offer.

     We are offering up to 6,149,705.76 common shares to the holders of the trust securities. As of June 15, 2005, there were approximately 44,824,972 common shares of Foster Wheeler Ltd. issued and outstanding. The issuance of common shares could materially depress the price of our common shares if holders of a large number of common shares attempt to sell all or a substantial portion of their holdings following the exchange offer. We cannot predict what the demand for our common shares will be following the exchange offer, how many common shares will be offered for sale or be sold following the exchange offer, or the price at which our common shares will trade following the exchange offer. There are no agreements or other restrictions that prevent the sale of a large number of our common shares immediately following the exchange offer. The issuance of the common shares offered pursuant to this offer to exchange is exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 3(a)(9) thereof. As a consequence, we expect that all of our common shares issued in the exchange offer will, in general, be freely tradeable under U.S. securities laws.

Foster Wheeler Ltd. is a Bermuda company and it may be difficult for you to enforce judgments against it or its directors and executive officers.

     Foster Wheeler Ltd. is a Bermuda exempted company. As a result, the rights of shareholders will be governed by Bermuda law and the memorandum of association and bye-laws of Foster Wheeler Ltd. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. A substantial portion of the assets of Foster Wheeler Ltd. are located outside the United States. It may be difficult for investors to enforce in the United States judgments obtained in U.S. courts against Foster Wheeler Ltd. or its directors based on the civil liability provisions of the U.S. securities laws. Uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, under the securities laws of those jurisdictions or entertain actions in Bermuda under the securities laws of other jurisdictions.

Foster Wheeler Ltd.’s bye-laws restrict shareholders from bringing legal action against its officers and directors.

     Foster Wheeler Ltd.’s bye-laws contain a broad waiver by its shareholders of any claim or right of action, both individually and on Foster Wheeler Ltd.’s behalf, against any of its officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. This waiver limits the right of shareholders to assert claims against Foster Wheeler Ltd.’s officers and directors unless the act or failure to act involves fraud or dishonesty.

Our U.S. federal income tax liability may be significantly higher by reason of this exchange offer and the prior exchange offer.

     As a result of this exchange offer and the equity-for-debt exchange offer that was completed on September 24, 2004, we have had and will experience certain U.S. federal income tax consequences. For example, we experienced an “ownership change” within the meaning of Section 382 of the Internal Revenue Code (generally, a change of more than 50 percentage points in the ownership of our shares, by value, over the three-year period ending on the date such shares are issued), so that, as a result, our ability to use losses from taxable years or periods ending on or before the date of the ownership change to offset U.S. federal taxable income in any post-change year is subject to substantial limitations, and our ability to utilize pre-change tax credits in post-change years is similarly limited. We expect that our U.S. federal income tax liability will be higher, and may be significantly higher, than it would have been if the exchange offers were not consummated.

If you acquire 10% or more of the total combined voting power of our common shares, controlled foreign corporation rules may apply to you.

Under U.S. federal income tax law, each “United States shareholder” of a foreign corporation that is a “controlled foreign corporation”, or CFC, for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC on the last day of the CFC’s taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income”, even if the subpart F income is not distributed. For these purposes, any U.S. person who owns, directly, or indirectly through a foreign entity or through applicable constructive ownership rules, 10% or more of the total combined voting power of all classes of stock of a foreign corporation entitled to vote will be considered to be a “United States shareholder”. In general, we will be treated as a CFC only if such “United States shareholders” collectively own more than 50% of the total combined voting power or total value of our stock. U.S. persons who might, directly, or indirectly through a foreign entity or through applicable constructive ownership rules, acquire or be deemed to acquire 10% or more of the voting power of our common should consider the possible application to them of the CFC rules.

     You should be aware that any discussion of U.S. federal tax issues in this offer to exchange is subject to the disclaimer regarding Treasury Department Circular 230 that appears in “U.S. Federal Income Tax Considerations” below.

Holders of trust securities will not receive any additional consideration if the market value of the trust securities increases or the value of our common shares decreases.

     The value of the consideration that holders of trust securities receive in the exchange offer is fixed at 2.16 common shares per trust security. Holders will not receive any additional consideration if the market value of the trust securities increases or the value of our common shares decreases after the date of this offer to exchange.

Risks to Non-Tendering Holders of Securities

U.S. holders of trust securities who do not participate in the exchange offer will continue to recognize original issue discount income.

     Our previous senior credit facility required us to defer the payment of the dividends on the trust securities and, accordingly, no dividends were paid during 2004, 2003 or 2002. As of April 1, 2005, the amount of dividends deferred plus accrued interest approximates $25.5 million. We intend to continue to defer payment of the dividends on the trust securities until January 15, 2007—the full term allowed by the underlying agreement. Once the deferred dividend obligation has been satisfied, we have the right to defer subsequent dividend payments for an additional 20 consecutive quarters. The new senior credit agreement requires the approval of the lenders to make payments on the trust securities to the extent such payments are not contractually required by the underlying trust securities agreements.

     Under current U.S. federal income tax law, U.S. holders of trust securities who do not participate in the exchange offer will continue to recognize original issue discount income on an economic accrual basis regardless of such holders’ method of tax accounting, even though we will continue to exercise its right to defer payments.

     You should be aware that any discussion of U.S. federal tax issues in this offer to exchange is subject to the disclaimer regarding Treasury Department Circular 230 that appears in “U.S. Federal Income Tax Considerations” below.

In connection with the equity-for-debt exchange offer completed in September 2004, we amended the trust securities indenture to eliminate certain covenants, significantly limiting the rights of holders of trust securities.

     The amendments to the trust securities indenture effected in connection with the equity-for-debt exchange offer in September 2004 eliminated from the indenture the requirement that Foster Wheeler LLC be the surviving entity of a merger, asset sale or other conveyance or that in the alternative the surviving entity be a U.S.

corporation. Therefore, if a business combination involving Foster Wheeler LLC were to occur, the surviving entity could be a non U.S. entity which could make it difficult for holders of trust securities to effect service of process on the non U.S. entity or to enforce liabilities predicated upon U.S. securities laws. In addition, the amendments relating to the trust securities eliminated from the indenture the requirement that Foster Wheeler LLC deliver to the trustee copies of all reports and other information that Foster Wheeler Ltd. files with the SEC.

If you do not participate in this exchange offer, the market for your trust securities may be less liquid than before the exchange offer and the market value of your securities may be lower.

     The exchange of trust securities in the exchange offer will reduce the number of holders of trust securities and the number of trust securities that would otherwise be available for trading and, depending upon the number of trust securities so exchanged, could adversely affect the liquidity and market value of the remaining trust securities held by the public.

Risk Factors Relating to Our Business

Foster Wheeler Ltd. financial statements are prepared on a going concern basis, but we may not be able to continue as a going concern.

     The consolidated financial statements of Foster Wheeler Ltd., incorporated by reference into this offer to exchange for the fiscal year ended December 31, 2004 and the quarter ended April 1, 2005, are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We may not, however, be able to continue as a going concern. Realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, our ability to operate profitably, to generate cash flows from operations, collections of receivables to fund our obligations, including those resulting from asbestos-related liabilities, as well as maintaining credit facilities and bonding capacity adequate to conduct our business. Although we generated income in the three months ended April 1, 2005, we incurred significant losses in each of the years in the three-year period ended December 31, 2004 and have a shareholders’ deficit of $520.5 million at April 1, 2005. Although we entered into a new credit facility in March 2005, we may not be able to comply with the terms of the new senior credit agreement and other debt agreements during 2005 or thereafter. These matters raise substantial doubt about our ability to continue as a going concern.

Our domestic operating entities are cash flow positive. However, they do not generate sufficient cash flow to cover the costs related to our indebtedness, obligations to fund U.S. pension plans and corporate overhead expenses and our ability to repatriate funds from our non-U.S. subsidiaries is limited by a number of factors. Accordingly, we are limited in our ability to use these funds for working capital purposes, to repay debt or to satisfy other obligations, which could limit our ability to continue as a going concern.

     As of April 1, 2005, we had aggregate indebtedness of $565.2 million, substantially all of which must be serviced from distributions from our operating subsidiaries and from the proceeds of financings. In addition, as of April 1, 2005, we had $493.8 million of undrawn letters of credit, bank guarantees and surety bonds issued and outstanding, $55 million of which were cash collateralized. As of April 1, 2005, we had cash, cash equivalents, short-term investments and restricted cash of $333.2 million, of which $289.3 million was held by our non-U.S. subsidiaries. Our 2005 forecast assumes total cash repatriation from our non-U.S. subsidiaries of $87 million from royalties, management fees, intercompany loans, debt service on intercompany loans and dividends. We will require these cash distributions from our non-U.S. subsidiaries to meet an anticipated $79 million shortfall in our U.S. operations’ minimum working capital needs in 2005, which does not contemplate any borrowings under the $75 million revolving credit facility. There can be no assurance that the forecasted foreign cash repatriation will occur on a timely basis or at all, as there are significant contractual and statutory restrictions and our non-U.S. subsidiaries need to keep certain amounts available for working capital purposes, to pay known liabilities, and for other general corporate purposes. Such amounts exceed, and are not directly comparable to, the foreign component of restricted cash. In addition, certain of our non-U.S. subsidiaries are parties to loan and other agreements with covenants, and are subject to statutory requirements in their jurisdictions of organization that restrict the amount of funds that such subsidiaries may distribute. The repatriation of funds may also subject those funds to taxation. As a result of these factors, we may not be able to repatriate and utilize funds held by our non-U.S. subsidiaries in sufficient amounts to fund our U.S. working capital requirements, to repay debt, or to satisfy other obligations of our U.S. operations, which could limit our ability to continue as a going concern.

If we are unable to successfully address the material weakness in our internal control over financial reporting, our ability to report our financial results on a timely and accurate basis may be adversely affected.

     In connection with the preparation of our 2004 year-end financial statements, we detected a reporting deficiency in the measurement and tracking processes during the fourth quarter of 2004 at of one of European Power’s lump-sum turnkey projects. The project was nearing completion during the fourth quarter and the worse than expected project performance compressed the time available to meet the scheduled completion dates. In an attempt to meet the completion dates, our construction site personnel entered into additional commitments beyond the planned commitments for the project, and did not adequately communicate these updated commitments on a timely basis back to our home office personnel, who were responsible for tracking actual and estimated costs of the project and the details of updated commitments being made in the field. Moreover, one of the two lead managers of the project responsible for monitoring the commitments made at the project site and relaying this information back to the home office, became ill and was absent during November and December of 2004. As a result, the project’s management did not have adequate control of outstanding commitments to third-party subcontractors and vendors during the fourth quarter of 2004, and therefore could not adequately track the ongoing financial results of the project until after the quarter had ended.

     As stated under the section entitled Management’s Report on Internal Control over Financial Reporting included within our Annual Report on Form 10-K/A for the year ended December 31, 2004 and incorporated by reference in this offer to exchange, we concluded that the control deficiency in reporting at the project represented a “material weakness’’ in our internal control over financial reporting as of December 31, 2004. We believe that the failure to adequately control outstanding commitments to third-party subcontractors and vendors on this project was the result of a deficiency in the project’s measurement processes that arose when the volume of activity increased substantially in the fourth quarter of 2004 combined with the absence of a member of the project’s key oversight personnel. Additionally, we noted that there was no compensating control that detected this deficiency on a timely basis. Because of the overall magnitude of this project, this results in a deficiency in our internal control over financial reporting. These controls and procedures are designed to ensure that outstanding commitments are known, quantified and communicated to the appropriate project personnel responsible for estimating the project’s financial results.

     The control deficiency was detected in the first quarter of 2005. At that time, we immediately implemented a detailed review of all costs incurred to date plus the estimate of costs to complete. Additional project management personnel were assigned to the project from the E&C Group as these operating units have more experience working on lump-sum turnkey projects, and specialists in negotiating subcontractor settlements were added to the project team. We had previously announced that our European Power operating unit will no longer undertake lump-sum turnkey projects for full power plants without the involvement of one of our E&C operating companies or a third party partner, and there is no evidence that any similar problems managing third party commitments exist on other projects.

     We have assigned the highest priority to the assessment and remediation of this material weakness and are working together with the audit committee of the board of directors to resolve the issue. Since year end 2004, a new project director was appointed, additional technical personnel from our E&C U.K. business unit were assigned to the job site, the lead manager noted above returned to the project, systems tracking costs versus purchase order commitments were enhanced, procedures were implemented to improve the timeliness and accuracy of information flowing from the job site to the appropriate personnel in our European Power headquarters, the Chief Operating Officer of Global Power Group has assumed overall responsibility for the project, a new chief executive for the European Power Group has been appointed, Global Power’s Executive Vice President of Business Compliance

began leading the effort to ensure the project’s cost control activities are adequate, and additional purchasing and cost control personnel were transferred to the Global Power’s Finland business unit responsible for the project.

     We believe that our consolidated financial statements contained in our 2004 Annual Report on Form 10-K/A and first quarter 2005 Quarterly Report on Form 10-Q contain our best estimate of the project’s final estimated costs and that the appropriate compensating controls have been implemented at the particular site to ensure commitment information is adequately controlled and communicated on a timely basis. However, we believe more time must pass to adequately evidence that the new procedures at this project are operating as intended. If these actions are not successful in addressing this material weakness, our ability to report our financial results on a timely and accurate basis may be adversely affected. We have taken the actions described above, which we believe address the material weakness described above. If we are unable to successfully address the identified material weaknesses in our internal controls, our ability to report our financial results on a timely and accurate basis may be adversely affected.

Our international operations involve risks that may limit or disrupt operations, limit repatriation of earnings, increase foreign taxation or otherwise have a material adverse effect on our business and results of operations.

     We have substantial international operations that are conducted through foreign and domestic subsidiaries, as well as through agreements with foreign joint-venture partners. Our international operations accounted for approximately 80% of our fiscal year 2004 operating revenues and substantially all of our operating cash flow. We have international operations in Europe, the Middle East, Asia and South America. Our foreign operations are subject to risks that could materially adversely affect our business and results of operations, including:

  uncertain political, legal and economic environments;
  potential incompatibility with foreign joint venture partners;
  foreign currency controls and fluctuations;
  energy prices;
  terrorist attacks;
  the imposition of additional governmental controls and regulations;
  war and civil disturbances; and
  labor problems.

     Because of these risks, our international operations may be limited, or disrupted; we may be restricted in moving funds; we may lose contract rights; our foreign taxation may be increased; or we may be limited in repatriating earnings. In addition, in some cases, applicable law and joint venture or other agreements may provide that each joint venture partner is jointly and severally liable for all liabilities of the venture. These events and liabilities could have a material adverse effect on our business and results of operations.

Our high levels of debt and significant interest payment obligations could limit the funds we have available for working capital, capital expenditures, dividend payments, acquisitions and other business purposes, which could adversely impact our business.

     As of April 1, 2005, Foster Wheeler Ltd.’s total consolidated debt amounted to $565.2 million. We may not have sufficient funds available to pay all of this long-term debt upon maturity.

     Over the last five years, we have been required to allocate a significant portion of our earnings to pay interest on debt. After paying interest on debt, we have fewer funds available for working capital, capital expenditures, acquisitions and other business purposes. This could limit our ability to respond to changing market conditions, limit our ability to expand through acquisitions, increase our vulnerability to adverse economic and industry conditions and place us at a competitive disadvantage compared to our competitors that have less indebtedness. Our 2005 estimated cash requirements for interest and principal debt service is $81.1 million.

Our various debt agreements impose significant financial restrictions, which may prevent us from capitalizing on business opportunities and taking some corporate actions, which could materially adversely affect our business.

     Our various debt agreements impose significant financial restrictions on us. These restrictions limit our ability to incur indebtedness, pay dividends or make other distributions, make investments and sell assets. Failure to comply with these covenants may allow lenders to elect to accelerate the repayment dates with respect to such debt. We would not be able to repay such indebtedness if accelerated and as a consequence may be unable to continue operating as a going concern. Our failure to repay such amounts under our new senior credit agreement and our other debt obligations would have a material adverse effect on our financial condition and operations and result in defaults under the terms of our other indebtedness.

One of our subsidiaries is a party to a contract to construct a spent fuel processing facility for a U.S. government agency that would require us to obtain third-party project financing in excess of $100 million and the posting of a performance bond in excess of $100 million if the contract is not restructured or terminated. The inability to restructure or terminate the contract would have a material adverse impact on our financial condition, results of operations and cash flow.

     One of our subsidiaries is a party to a contract to construct a spent fuel processing facility for a U.S. government agency. We have completed the first phase of the contract and are currently executing the second phase of the contract. Technical specification and detailed guidance from the U.S. government agency regarding U.S. government agency-directed changes to the project scope remain outstanding. Resolution of the outstanding issues will be required before the second phase of the contract can be completed. The third phase would begin with the purchase of long-lead time items and is expected to last two years. The contract requires us to fund the construction cost of the project during the third phase, which cost is estimated to be $114 million, subject to escalation. The contract also requires us to provide a surety bond for the full amount of the cost. We are currently pursuing our alternatives with respect to this project and have engaged in discussions with the government about restructuring and termination alternatives. If we cannot successfully restructure the contract, and if we cannot obtain third-party financing or the required surety bond, our ability to perform our obligations under the contract is unlikely. If we fail to perform our obligations under the contract, and as a result the government agency terminates the contract, and thereafter the government re-bids the contract under its exact terms and the resulting cost is greater than it would have been under the existing terms with us, the government may seek to hold us liable for this difference. This could result in a claim against us in amounts that could be materially adverse to our financial condition, results of operations and cash flow. At this stage, no claims have been raised by the government agency against us, and we do not believe a claim is probable and we are unable to estimate the possible loss that could occur as a result of any claim. Additionally, we believe that we have a variety of potential legal defenses should the government agency decide to pursue any such action.

We face limitations on our ability to obtain new letters of credit, bank guarantees and performance bonds from banks and surety on the same terms as we have historically. If we were unable to obtain letters of credit, bank guarantees, or performance bonds on reasonable terms, our business would be materially adversely affected.

     It is customary in the industries in which we operate to provide letters of credit, bank guarantees or performance bonds in favor of clients to secure obligations under contracts.

     We may not be able to continue obtaining new letters of credit, bank guarantees, and performance bonds in sufficient quantities to match our business requirements. If our financial condition further deteriorates, we may also be required to provide cash collateral or other security to maintain existing letters of credit, bank guarantees and performance bonds. If this occurs, our ability to perform under existing contracts may be adversely affected.

Our current and future lump-sum or fixed-price contracts and other shared risk contracts may result in significant losses if costs are greater than anticipated.

     Many of our contracts are lump-sum contracts and other shared-risk contracts that are inherently risky because we agree to the selling price of the project at the time we enter the contracts. The selling price is based on estimates of the ultimate cost of the contract and we assume substantially all of the risks associated with completing the project, as well as the post-completion warranty obligations. In 2004, 2003 and 2002, we recorded charges of $42.2 million, $30.8 million and $216.7 million, respectively, relating to underestimated costs on lump-sum contracts.

     We assume the project’s technical risk, meaning that we must tailor products and systems to satisfy the technical requirements of a project even though, at the time the project is awarded, we may not have previously produced such a product or system. We also assume the risks related to revenue, cost and gross profit realized on such contracts which can vary, sometimes substantially, from the original projections due to changes in a variety of other factors, including but not limited to:

  unanticipated technical problems with the equipment being supplied or developed by us, which may require that we spend our own money to remedy the problem;
  changes in the costs of components, materials or labor;
  difficulties in obtaining required governmental permits or approvals;
  changes in local laws and regulations;
  changes in local labor conditions;
  project modifications creating unanticipated costs;
  delays caused by local weather conditions; and
  our suppliers’ or subcontractors’ failure to perform.

     These risks are exacerbated as most projects are long-term which result in increased risk that the circumstances upon which we based our original bid will change in a manner that increases our costs. In addition, we sometimes bear the risk of delays caused by unexpected conditions or events. Long-term, fixed-price projects often make us subject to penalties if portions of the project are not completed in accordance with agreed-upon time limits.

Therefore, significant losses can result from performing large, long-term projects on a lump-sum basis. These losses may be material and could negatively impact our business, financial condition and results of operations.

     We also perform government contracts containing fixed labor rates that are subject to audit by governmental agencies. These audits can occur several years after completion of the project and could result in claims for reimbursement from us. These reimbursement amounts could be materially different than estimated which could have a negative impact on our results of operations and cash flows.

We may be unable to successfully implement our performance improvement plan, which could negatively impact our results of operations.

     In order to mitigate future charges due to underestimated costs on lump-sum contracts and to otherwise reduce operating costs, we implemented a series of management performance enhancements. This initiative may not be successful, we may record significant charges and operating costs may increase in the future.

We plan to expand the operations of our Engineering and Construction Group, which could negatively impact the Group’s performance and bonding capacity.

     We plan to expand the operations of our Engineering and Construction Group, which may increase the size and number of lump-sum turnkey contracts, sometimes in countries where we have limited previous experience.

We may bid for and enter into such contracts through partnerships or joint ventures with third parties that have greater bonding capacity than we do. This would increase our ability to bid for the contracts. Entering into these partnerships or joint ventures will expose us to credit and performance risks of those third-party partners, which could have a negative impact on our business, and our results of operations if these parties fail to perform under the arrangements.

We have high working capital requirements and will be required to repay some of our indebtedness in the near term and we may have difficulty obtaining financing which would have a negative impact on our financial condition.

     Our business requires a significant amount of working capital and our U.S. operations, including the corporate center, are expected to continue to be cash flow negative in the near future. In some cases, significant amounts of working capital are required to finance the purchase of materials and performance of engineering, construction and other work on projects before payment is received from customers. In some cases, we are contractually obligated to our customers to fund working capital on our projects. Moreover, we may need to incur additional indebtedness in the future to satisfy our working capital needs. In addition, the $11.4 million of 2005 senior notes will need to be repaid or refinanced on or prior to November 2005. As a result, we are subject to risks associated with debt financing, including increased interest expense, insufficient cash flow to meet our required debt payments, inability to meet our credit facility covenants and inability to refinance or repay our debt as it becomes due.

     Our working capital requirements may increase if we are required to give our customers more favorable payment terms under contracts in order to compete successfully for certain projects. These terms may include reduced advance payments from customers and payment schedules from customers that are less favorable to us. In addition, our working capital requirements have increased in recent years because we have had to advance funds to complete projects under lump-sum contracts and have been involved in lengthy arbitration or litigation proceedings to recover these amounts from our customers. All of these factors may result, or have resulted, in increases in the amount of contracts in process and receivables and short-term borrowings. Continued increases in working capital requirements would have a material adverse effect on our financial condition and results of operations.

Projects included in our backlog may be delayed or cancelled which could materially harm our cash flow, revenues and earnings.

     The dollar amount of backlog does not necessarily indicate future earnings related to the performance of that work. Backlog refers to expected future revenues under signed contracts, contracts awarded but not finalized and legally binding letters of intent which we have determined are likely to be performed. Backlog projects represent only business that is considered firm, although cancellations or scope adjustments may occur. Most contracts require our clients to pay for work performed to the point of contract cancellation. Due to changes in project scope and schedule, we cannot predict with certainty when or if backlog will be performed. In addition, even where a project proceeds as scheduled, it is possible that contracted parties may default and fail to pay amounts owed to us. Any delay, cancellation or payment default could materially harm our cash flow, revenues and/or earnings.

     Backlog as of April 1, 2005 declined 7% as compared to year-end 2004. This decline is primarily attributable to operating revenues exceeding new orders during the first quarter of 2005. Backlog may continue to decline.

The cost of our current and future asbestos claims in the United States could be substantially higher than we have estimated and the timing of payment of claims could be sooner than we have estimated, which could materially adversely affect our financial condition.

     Some of our subsidiaries are named as defendants in numerous lawsuits and out-of-court administrative claims pending in the United States in which the plaintiffs claim damages for bodily injury or death arising from exposure to asbestos in connection with work performed or heat exchange devices assembled, installed and/or sold by our subsidiaries. We expect these subsidiaries to be named as defendants in similar suits and claims brought in the future. For purposes of our financial statements, we have estimated the indemnity payments and defense costs to be incurred in resolving pending and forecasted domestic claims through year-end 2019. Although we believe our estimates are reasonable, the actual number of future claims brought against us and the cost of resolving these claims could be substantially higher than our estimates. Some of the factors that may result in the costs of these claims being higher than our current estimates include:

  the rate at which new claims are filed;
  the number of new claimants;
  changes in the mix of diseases alleged to be suffered by the claimants, such as type of cancer, asbestosis or other illness;
  increases in legal fees or other defense costs associated with these claims;
  increases in indemnity payments as a result of more expensive medical treatments for asbestos-related diseases;
  indemnity payments being required to be made sooner than expected;
  bankruptcies of other asbestos defendants, causing a reduction in the number of available solvent defendants and thereby increasing the number of claims and the size of demands against our subsidiaries;
  adverse jury verdicts requiring us to pay damages in amounts greater than we expect to pay in settlement;
  changes in legislative or judicial standards which make successful defense of claims against our subsidiaries more difficult; or
  enactment of legislation requiring us to contribute amounts to a national settlement trust in excess of our expected net liability, after insurance, in the tort system.

     The total liability recorded on our balance sheet is based on estimated indemnity payments and defense costs expected to be incurred through year-end 2019. We believe that it is likely that there will be new claims filed after 2019, but in light of uncertainties inherent in long-term forecasts, we do not believe that we can reasonably estimate the indemnity payments and defense costs which might be incurred after 2019. Our forecast contemplates that new claims requiring indemnity will decline from year to year. Failure of future claims to decline as we expect will result in our aggregate liability for asbestos claims being higher than estimated.

     Our forecast is based on a regression model, which employs the statistical analysis of our historical claims data to generate a trend line for future claims and in part on an analysis of future disease incidence. Although we believe this forecast method is reasonable, other forecast methods that attempt to estimate the population of living persons who could claim they were exposed to asbestos at worksites where our subsidiaries performed work or sold equipment, could also be used and might project higher numbers of future claims than our forecast.

     All of these factors could cause the actual claims, indemnity payments and defense costs to exceed our estimates. We periodically update our forecasts to take into consideration recent claims experience and other developments, such as legislation, that may affect our estimates of future asbestos-related costs. The announcement of increases to asbestos reserves as a result of revised forecasts, adverse jury verdicts or other negative developments involving asbestos litigation may cause the value or trading prices of our securities to decrease significantly. These negative developments could also cause us to default under covenants in our indebtedness or cause our credit ratings to be downgraded, restrict our access to the capital markets or otherwise have a material adverse effect on our financial condition, results of operations, cash flows and liquidity.

The number of asbestos-related claims received by our subsidiaries in the United Kingdom has recently increased. These claims are covered by insurance policies and proceeds from the policies are paid directly to the plaintiffs. The timing and amount of asbestos claims which may be made in the future, the financial solvency of the insurers, and the amount which may be paid to resolve the claims, are uncertain. The insurance carriers’ failure to make payments due under the policies could have a material adverse effect on our financial condition.

     Some of our subsidiaries in the U.K. have received claims alleging personal injury arising from exposure to asbestos in connection with work performed and heat exchange devices assembled, installed and/or sold by our subsidiaries. The total number of claims received to date in the U.K. is 622 of which 292 remain open at April 1, 2005.We expect these subsidiaries to be named as defendants in similar suits and claims brought in the future. We have recorded an estimated liability to resolve pending and future forecasted claims through year-end 2019 of $43.6 million as of April 1, 2005 and a corresponding asset for probable insurance recoveries in the same amount. To date, insurance policies have provided coverage for substantially all of the costs incurred in connection with resolving asbestos claims in the U.K. Our ability to continue to recover under these insurance policies is dependant upon, among other things, the timing and amount of asbestos claims which may be made in the future, the financial solvency of our insurers, and the amount which may be paid to resolve the claims. These factors could materially limit insurance recoveries, which could have a material adverse effect on our financial condition, results of operations and cash flows.

The amount and timing of insurance recoveries of our asbestos-related costs in the United States is uncertain. The failure to obtain insurance recoveries would cause a material adverse effect on our financial condition.

     We believe that a significant portion of our subsidiaries’ liability and defense costs for asbestos claims will be covered by insurance. Our balance sheet as of April 1, 2005, includes as an asset an aggregate of $363.1 million in probable insurance recoveries relating to a liability for pending and expected future asbestos claims through year-end 2019. Under an interim funding agreement in place with a number of our insurers from 1993 through June 12, 2001 covering certain of our subsidiaries, insurers paid a substantial portion of our costs incurred prior to 2002, and a portion of the costs incurred in connection with resolving asbestos claims during 2002 and 2003. The interim funding agreement was terminated in 2003. On February 13, 2001, litigation was commenced against certain of our subsidiaries by certain insurers that were parties to the interim funding agreement seeking to recover from other insurers amounts previously paid by them under the interim funding agreement and to adjudicate their rights and responsibilities under our subsidiaries’ insurance policies. As a result of the termination of the interim funding agreement, we have had to cover a substantial portion of our settlement payments and defense costs out of our working capital.

     After the termination of the interim funding agreement, our subsidiaries entered into several settlement agreements calling for insurers to make lump-sum payments, as well as payments over time, for use by our subsidiaries to fund asbestos-related indemnity and defense costs and, in certain cases, for reimbursement for portions of out-of-pocket costs previously incurred. We intend to negotiate additional settlements in order to minimize the amount of future costs that we would be required to fund out of our working capital. If we cannot achieve settlements in amounts necessary to cover our future costs, we will continue to fund a portion of future costs out of pocket, which will reduce our cash flow and our working capital and will adversely affect our liquidity.

     Although we continue to believe that our insurers eventually will reimburse our subsidiaries for a significant portion of their prior and future asbestos-related liability and defense costs, their ability ultimately to recover a substantial portion of asbestos-related costs from insurance is dependent on successful resolution of outstanding coverage issues or the insurance litigation described above related to their insurance policies. These issues include:

  disputes regarding allocations of liabilities among our subsidiaries and the insurers;
  the effect of deductibles and policy limits on available insurance coverage; and
  the characterization of asbestos claims brought against our subsidiaries as product related or non-product related.

     An adverse outcome in the insurance litigation on these coverage issues could materially limit our insurance recoveries. In this regard, on January 10, 2005, a New York state trial court entered an order finding that New York, rather than New Jersey, law applies in the litigation described above regarding the allocation of liability for asbestos-related personal injury claims among the Foster Wheeler entities and their various insurers. Since the inception of this litigation, we have calculated estimated insurance recoveries applying New Jersey law. However, the application of New York, rather than New Jersey, law would result in our subsidiaries realizing lower insurance recoveries. Thus, as a result of this decision, we recorded a charge to earnings in the fourth quarter of 2004 of $75.8 million and reduced the year-end carrying value of our probable insurance recoveries by a similar amount. Unless this decision is reversed on appeal, we expect that we will be required to fund a portion of our asbestos liabilities from our own cash. The amount and timing of these funding requirements will be dependent upon, among other things, litigated or negotiated resolution of the various disputes with the insurers with whom we have not yet settled and the timing of the litigated or negotiated resolution of the plaintiffs’ claims. On February 16, 2005, our subsidiaries filed separate motions seeking (1) the re-argument of this decision and (2) an appeal of this decision to a higher court. On May 19, 2005 our motion seeking re-argument was denied. Our appeal is currently pending, but there can be no assurances as to the timing or the outcome.

     In addition, even if these coverage issues are resolved in a manner favorable to us, we may not be able to collect all of the amounts due under our insurance policies. Our recoveries will be limited by insolvencies among our insurers. We are aware of at least two of our significant insurers, which are currently insolvent. Other insurers may become insolvent in the future and our insurers may also fail to reimburse amounts owed to us on a timely basis. If we do not receive timely payment from our insurers, we may be unable to make required payments under settlement agreements with asbestos plaintiffs or to fund amounts required to be posted with the court in order to appeal trial judgments. If we are unable to file such appeals, our subsidiaries may be ordered to pay large damage awards arising from adverse jury verdicts, and such awards may exceed their available cash. Any failure to realize expected insurance recoveries, and any delays in receiving from our insurers amounts owed to our subsidiaries, will reduce our cash flow and adversely affect our liquidity and could have a material adverse effect on our financial condition.

Proposed national asbestos trust fund legislation could require us to pay amounts in excess of current estimates of our net asbestos liability, which would adversely affect our liquidity and financial condition.

     Although no specific federal legislation has been formally passed in the United States Congress, a possibility exists that a bill entitled Fairness in Asbestos Injury Resolution Act of 2005, which has been reported by the Senate Judiciary Committee to the full Senate for consideration, may be enacted. Because we have been named as a defendant in a significant number of asbestos-related bodily injury claims we would be a “defendant participant” in a proposed national trust fund should such enabling legislation become law. As a result of this proposed legislation, all current and future asbestos claims will be removed from the tort system and claimants’ exclusive remedy will be payment from a national trust fund. We, as a defendant participant in the fund, would be required to make annual contributions to this fund for a period of up to 30 years. While the exact amount that we may be required to pay over this period of time is unknown, under the form of the bill reported by the Senate Judiciary Committee the amount would be at least $19.6 million per year for 30 years, none of which is covered by insurance. This amount materially exceeds costs that we expect to incur, net of insurance, to defend and resolve claims in the tort system. This proposed legislation, should it become law in its present form, would adversely impact our domestic liquidity and our results of operations for a thirty-year period.

Failure by us to recover adequately on claims made against project owners could have a material adverse effect upon our financial condition, results of operations and cash flows.

     Project claims are claims brought by us against project owners for additional costs exceeding the contract price or amounts not included in the original contract price. These claims typically arise from changes in the initial scope of work or from owner-caused delays. These claims are often subject to lengthy arbitration or litigation proceedings. The costs associated with these changes or owner-caused delays include additional direct costs, such as labor and material costs associated with the performance of the additional work, as well as indirect costs that may arise due to delays in the completion of the project, such as increased labor costs resulting from changes in labor markets. We have used significant additional working capital in projects with cost overruns pending the resolution of the relevant project claims. Project claims may continue in the future.

     We also face a number of counterclaims brought against us by certain project owners in connection with several of the project claims described above. If we were found liable for any of these counterclaims, we would have to incur write-downs and charges against earnings to the extent a reserve is not established. Failure to recover amounts under these claims and charges related to counterclaims could have a material adverse impact on our liquidity and financial condition.

Because operations are concentrated in four particular industries, we may be adversely impacted by economic or other developments in these industries.

     We derive a significant amount of revenues from services provided to corporations that are concentrated in four industries: power, oil and gas, chemical/petrochemical and pharmaceuticals. Unfavorable economic or other developments in one or more of these industries could adversely affect our clients and could have a material adverse effect on our financial condition, results of operations and cash flows.

Our failure to successfully manage geographically-diverse operations could impair our ability to react quickly to changing business and market conditions and comply with industry standards and procedures.

     We operate in more than 55 countries around the world, with approximately 5,400, or 81%, of our employees located outside of the United States. In order to manage our day-to-day operations, we must overcome cultural and language barriers and assimilate different business practices. In addition, we are required to create compensation programs, employment policies and other administrative programs that comply with the laws of multiple countries. Failure to successfully manage geographically-diverse operations could impair our ability to react quickly to changing business and market conditions and comply with industry standards and procedures.

We may lose business to competitors who have greater financial resources.

     We are engaged in highly competitive businesses in which customer contracts are often awarded through bidding processes based on price and the acceptance of certain risks. We compete with other general and specialty contractors, both foreign and domestic, including large international contractors and small local contractors. Some competitors have greater financial and other resources than we do and may have significantly more favorable leverage ratios. Because financial strength is a factor in deciding whether to grant a contract, our competitors’ more favorable leverage ratios give them a competitive advantage and could prevent us from obtaining contracts for which we have bid.

A failure by us to attract and retain qualified personnel, joint venture partners, advisors and subcontractors could have an adverse effect on our business.

     Our ability to attract and retain qualified engineers and other professional personnel, as well as joint-venture partners, advisors and subcontractors, will be an important factor in determining our future success. The market for these professionals, joint-venture partners, advisors and subcontractors is competitive, and we may not be successful in efforts to attract and retain these professionals, joint-venture partners, advisors and subcontractors. In addition, success depends in part on our ability to attract and retain skilled laborers. Failure to attract or retain these workers could have a material adverse effect on our business and results of operations.

We are subject to various environmental laws and regulations in the countries in which we operate. If we fail to comply with these laws and regulations, we may have to incur significant costs and penalties that could adversely affect our liquidity or financial condition.

     Our operations are subject to U.S., European and other laws and regulations governing the generation, management, and use of regulated materials, the discharge of materials into the environment, the remediation of environmental contamination, or otherwise relating to environmental protection. These laws include U.S. federal statutes, such as the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Clean Water Act, the Clean Air Act and similar state and local laws, and European laws and regulations including those promulgated under the Integrated Pollution Prevention and Control Directive issued by the European Union in 1996, and the 1991 directive dealing with waste and hazardous waste and laws and regulations similar to those in other countries in which we operate. Both our E&C Group and Global Power Group make use of and produce as wastes or byproducts substances that are considered to be hazardous under the laws and regulations referred to above. We may be subject to liabilities for environmental contamination as an owner or operator of a facility or as a generator of hazardous substances without regard to negligence or fault, and we are subject to additional liabilities if we do not comply with applicable laws regulating such hazardous substances, and, in either case, such liabilities can be substantial.

     We may be subject to significant costs, fines and penalties and/or compliance orders if we do not comply with environmental laws and regulations including those referred to above. Some environmental laws, including CERCLA, provide for joint and several strict liabilities for remediation of releases of hazardous substances, which could result in a liability for environmental damage without regard to negligence or fault. These laws and regulations and common laws principles could expose us to liability arising out of the conduct of current and past operations or conditions, including those associated with formerly owned or operated properties caused by us or others, or for acts by us or others which were in compliance with all applicable laws at the time the acts were performed. In some cases, we have assumed contractual indemnification obligations for environmental liabilities associated with some formerly owned properties. Additionally, we may be subject to claims alleging personal injury, property damage or natural resource damages as a result of alleged exposure to or contamination by hazardous substances. The ongoing costs of complying with existing environmental laws and regulations can be substantial. Changes in the environmental laws and regulations, remediation obligations, enforcement actions or claims for damages to persons, property, natural resources or the environment, could result in material costs and liabilities.

We rely on our information systems in our operations. Failure to protect these systems against security breaches could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, our business could be harmed.

     The efficient operation of our business is dependent on computer hardware and software systems. We rely on our information systems to communicate and store customer and project information, to track new bookings and inventory, to procure materials and equipment for projects, to perform computerized design and engineering drawings, to perform project scheduling and cost tracking, to maintain Internet and extranet web sites, to maintain our proprietary research and development data and to effectively manage accounting and financial functions.

     Information systems are vulnerable to security breaches by computer hackers and cyber terrorists. We rely on industry accepted security measures and technology to securely maintain confidential and proprietary information maintained on our information systems. However, these measures and technology may not always be adequate to properly prevent security breaches. Moreover, advances in computing capabilities or other developments may result in a compromise or breach of the technology used by us to protect our systems.

     In February 2005, we experienced a security breach in our computer systems that service our North America operations. We are continuing an investigation into the breach, which investigation extends to, among other things, the extent and impact of the breach. At present, the preliminary findings of the investigation indicate that about ten percent of our North American servers were accessed and that information, including, but not limited to, proposal files, drawing files, financial information, business plans, and personal information relating to some employees and former employees, was copied. Although it does not appear that our primary financial information system was accessed, or that the integrity of our financial information was compromised, we cannot ensure that this is the case.

     Upon identifying the unauthorized access, security measures were immediately taken to “lock out” the intruder and no further breaches have been identified. We have retained a third-party consultant to assist in the investigation and to assess and provide recommendations concerning our security technology and this investigation is ongoing. Beginning in April 2005, we sent notices to the affected employees and former employees informing them that certain of their personal information was obtained and providing credit and financial industry recommendations regarding potential identity theft. At present, we are not aware of any instances of identify theft arising from the February 2005 security breach incident.

     This breach, as well as any future compromises of our security systems, could expose us to a risk of loss or litigation and possible liability, which could substantially harm our business and results of operations. Further, anyone who is able to circumvent our security measures could misappropriate proprietary or confidential information, as we believe occurred in the February 2005 breach, which could adversely affect our ability to effectively compete for new business or could cause interruptions in our operations. Because of the nature and magnitude of our projects, we may be the target of cyber terrorists or be the subject of industrial espionage. Although we maintain property and liability insurance, the insurance may not cover potential losses and/or claims of this type or may not be adequate to cover all related costs or liability that may be incurred.

     In addition, the unavailability of the information systems or the failure of these systems to perform as anticipated could disrupt our business and could result in decreased performance and increased overhead costs, causing our business and results of operations to suffer. Our information systems are vulnerable to damage or interruption from:

  earthquake, fire, flood and other natural disasters;
  terrorist attacks;
  computer virus attacks;
  operator negligence;
  power loss; and
  computer systems, Internet, or data network failure.

     Any significant interruption or failure of our information systems or any significant breach of security, including the one that occurred in February 2005, could adversely affect our business and results of operations.

We may lose market share to our competitors and be unable to operate our business profitably if our patents and other intellectual property rights do not adequately protect our proprietary products.

     Our success depends significantly on our ability to protect our intellectual property rights to the technologies and know-how used in our proprietary products. We rely on patent protection, as well as a combination of trade secret, unfair competition and similar laws and nondisclosure, confidentiality and other contractual restrictions to protect our proprietary technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. Our issued patents and those that may be issued in the future may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing related products. Although we have taken steps to protect our intellectual property and proprietary technology, there is no assurance that third parties will not be able to design around the patents. We also rely on unpatented proprietary technology. We cannot provide assurance that we can meaningfully protect all our rights in our unpatented proprietary technology or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our unpatented proprietary technology. We seek to protect our trade secrets, know-how and other unpatented proprietary technology, in part with confidentiality agreements and intellectual property assignment agreements with our employees, independent distributors and consultants. However, such agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements or in the event that our competitors discover or independently develop such trade secrets or other proprietary information.

     Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. If we cannot adequately protect our intellectual property rights in these foreign countries, our competitors may be able to compete more directly with us, which could adversely affect our competitive position and business.

     We also hold licenses from third parties that are necessary to utilize certain technologies used in the design and manufacturing of some of our products. The loss of such licenses would prevent us from manufacturing and selling these products, which could harm our business.

We have anti-takeover provisions in our bye-laws that may discourage a change of control.

     Our bye-laws contain provisions that could make it more difficult for a third-party to acquire us without the consent of our board of directors. These provisions provide for:

  The board of directors to be divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause, by the affirmative vote of the holders of two-thirds of the issued shares generally entitled to vote. The board of directors does not have the power to remove directors. Vacancies on the board of directors may only be filled by the remaining directors. Each of these provisions can delay a shareholder from obtaining majority representation on the board of directors.
  Any amendment to the bye-law limiting the removal of directors to be approved by the board of directors and the affirmative vote of the holders of three-quarters of the issued shares entitled to vote at general meetings.
  The board of directors to consist of not less than three nor more than 20 persons, the exact number to be set from time to time by a majority of the whole board of directors. Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees until a general meeting at which directors are to be appointed.
  Restrictions on the time period in which directors may be nominated. A shareholder notice to nominate an individual for election as a director must be received not less than 120 calendar days in advance of Foster Wheeler Ltd.’s proxy statement released to shareholders in connection with the previous year’s annual meeting.
  Restrictions on the time period in which shareholder proposals may be submitted. To be timely for inclusion in Foster Wheeler Ltd.’s proxy statement, a shareholder’s notice for a shareholder proposal must be received not less than 120 days prior to the first anniversary of the date on which Foster Wheeler Ltd. first mailed its proxy materials for the preceding year’s annual general meeting. To be timely for consideration at the annual meeting of shareholders, a shareholder’s notice must be received no less than 45 days prior to the first anniversary of the date on which Foster Wheeler Ltd. first mailed its proxy materials for the preceding year’s annual meeting.
  The board of directors to determine the powers, preferences and rights of preference shares and to issue the preference shares without shareholder approval. The board of directors could authorize the issuance of preference shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the common shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.
  A general prohibition on “business combinations” between Foster Wheeler Ltd. and an “interested member.” Specifically, “business combinations” between an interested member and Foster Wheeler Ltd. are prohibited for a period of five years after the time the interested member acquires 20% or more of the outstanding voting shares, unless the business combination or the transaction resulting in the person becoming an interested member is approved by the board of directors prior to the date the interested member acquires 20% or more of the outstanding voting shares.

  “Business combinations” is defined broadly to include amalgamations or consolidations with Foster Wheeler Ltd. or its subsidiaries, sales or other dispositions of assets having an aggregate value of 10% or more of the aggregate market value of the consolidated assets, aggregate market value of all outstanding shares, consolidated earning power or consolidated net income of Foster Wheeler Ltd., adoption of a plan or proposal for liquidation and most transactions that would increase the interested member’s proportionate share ownership in Foster Wheeler Ltd.
  “Interested member” is defined as a person who, together with any affiliates and/or associates of that person, beneficially owns, directly or indirectly, 20% or more of the issued voting shares of Foster Wheeler Ltd.
  Any matter submitted to the shareholders at a meeting called on the requisition of shareholders holding not less than one-tenth of the paid-up voting shares of Foster Wheeler Ltd. to be approved by the affirmative vote of all of the shares eligible to vote at such meeting.

     These provisions could make it more difficult for a third-party to acquire us, even if the third-party’s offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares.

FORWARD LOOKING STATEMENTS

     This offer to exchange and the documents incorporated by reference herein contain forward looking statements that are based on management’s assumptions, expectations and projections about us and the various industries within which we operate. These include statements regarding our expectations regarding revenues (including as expressed by our backlog), liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward looking statements by their nature involve a degree of risk and uncertainty. We caution you that a variety of factors, including but not limited to the factors described above under the heading “Risk Factors” and the following, could cause our business conditions and results to differ materially from what is contained in forward looking statements:

  changes in the rate of economic growth in the United States and other major international economies;
  changes in investment by the power, oil & gas, pharmaceutical, chemical/petrochemical and environmental industries;
  changes in the financial condition of our customers;
  changes in regulatory environment;
  changes in project design or schedules;
  contract cancellations;
  changes in estimates made by us of costs to complete projects;
  changes in trade, monetary and fiscal policies worldwide;
  currency fluctuations;
  war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided;
  outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure;
  protection and validity of patents and other intellectual property rights;
  increasing competition by foreign and domestic companies;
  compliance with debt covenants;
  recoverability of claims against customers and others; and
  changes in estimates used in our critical accounting policies.

     Other factors and assumptions not identified above were also involved in the formation of these forward looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described above in connection with any forward looking statements that may be made by us.

     We undertake no obligation to publicly update any forward looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures Foster Wheeler Ltd. makes in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the SEC.

CAPITALIZATION

     The following capitalization table shows the consolidated cash, restricted cash and capitalization of Foster Wheeler Ltd. and its subsidiaries as of April 1, 2005:

  on an actual historical basis, and
  as adjusted to give effect to the completion of the exchange offer as contemplated herein, assuming that holders of 48.9% of the aggregate liquidation amount of trust securities outstanding as of April 1, 2005, validly tender, and do not validly withdraw, those trust securities.

     The calculation of the actual price per share will be determined using the market price for the common shares on the closing date.

     You should read this information together with the consolidated financial statements, including the notes contained in the financial statements, of us and our subsidiaries, which are incorporated by reference in this offer to exchange. You should read “Unaudited Pro Forma Condensed Consolidated Financial Information” for more information.

Capitalization
(in thousands of dollars, except per share amounts and share data)

	As of	Pro Forma	Pro Forma as of
	April 1, 2005	Adjustments	April 1, 2005

Unrestricted cash, cash equivalents and short-term investments(1)	$258,836	$(1,630)	$257,206
Restricted cash and cash equivalents	74,315	—	$74,315

Total restricted and unrestricted cash and cash equivalents	$333,151	$(1,630)	$331,521

Short-term debt:
Current installments on long-term debt	$35,664	$—	$35,664

Total short-term debt	35,664	—	35,664

Long-term debt:
Senior notes at 10.359% interest, due September 15, 2011	271,365	—	271,365
Convertible subordinated notes at 6.50% interest, due 2007	3,070	—	3,070
Subordinated Robbins Facility Exit Funding Obligations:
1999C Bonds at 7.25% interest, due October 15, 2009	69	—	69
1999C Bonds at 7.25% interest, due October 15, 2024	20,491	—	20,491
1999D Bonds at 7% interest, due October 15, 2009	237	—	237
Subordinated deferrable interest debentures(2)	71,177	(34,788)	36,389
Special-purpose project debt:
Martinez Cogen Limited Partnership	4,060	—	4,060
Foster Wheeler Coque Verde, L.P.	32,151	—	32,151
Camden County Energy Recovery Associates	59,936	—	59,936
Capital lease obligations	65,208	—	65,208
Other	1,812	—	1,812

Total long-term debt	529,576	(34,788)	494,788

Total debt	565,240	(34,788)	530,452

Minority interest in equity of consolidated affiliates	25,023	—	25,023
Shareholders’ deficit:
Preferred shares:
$0.01 par value; authorized 912,689 shares; issued 12,633 shares	—	—	—
Common shares:			—
$0.01 par value; authorized 74,382,759 shares;			—
issued 44,628,217 shares (47,633,905 shares pro forma)(3)	446	30	476
Paid-in capital(3)	883,127	52,419	935,546
Accumulated deficit(3)	(1,095,108)	(7,931)	(1,103,039)
Accumulated other comprehensive loss	(295,035)	—	(295,035)
Unearned compensation	(13,918)	—	(13,918)

Total shareholders’ deficit	(520,488)	44,518	(475,970)

Total capitalization	$69,775	$9,730	$79,505

(1)	Assumes the payment of estimated current transaction costs of $1,630.

(2)	Adjusted to reflect the exchange of 48.9% of the aggregate liquidation amount of the trust securities outstanding as of April 1, 2005, for 3,005,688 common shares.

(3)	The pro forma capitalization table, as adjusted, has been prepared to reflect the exchange of 48.9% of the trust securities outstanding as of April 1, 2005, for common shares, assuming a common share price of $17.45 per share (the closing share price on June 23, 2005). For sensitivities, please refer to the notes to the unaudited pro forma condensed consolidated balance sheet contained in this offer to exchange.

(in thousands)
Par value of common shares issued	$30
Paid-in capital	52,419
Accumulated Deficit:
Loss on exchange*	(5,174)
Write-off of unamortized original issuance costs	(1,127)
Write-off of current transaction costs	(1,630)

Total change	$(7,931)

* The loss on exchange includes the elimination of $12,487 of deferred accrued interest payable on the trust securities.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The unaudited pro forma condensed consolidated financial information is based on assumptions that we believe are reasonable under the circumstances and are intended for informational purposes only. It is not necessarily indicative of our future financial position or results of operations or of the financial position or results of operations that would have actually occurred had the events described below taken place as of the dates or for the periods presented.

     You should read this information together with the consolidated financial statements, including the notes contained in the consolidated financial statements, of us and our subsidiaries, which are incorporated by reference in this offer to exchange.

     The unaudited pro forma condensed consolidated income statement for the year ended December 31, 2004 gives effect to the events discussed below as if each had occurred on December 27, 2003, the first day of our 2004 fiscal year, reflecting:

  the issuance of $120 million in aggregate principal amount of new privately placed senior secured notes, which bear interest at 10.359% and mature September 15, 2011, which we refer to as the upsize notes, the proceeds of which were used to repay amounts outstanding under the senior secured credit agreement and the subsequent exchange of all of the upsize notes for registered notes having the same terms in the equity- for-debt exchange offer consummated on September 24, 2004;
  the exchange of 94.3% of the aggregate principal amount of 2005 notes in the equity-for-debt exchange offer consummated on September 24, 2004;
  the exchange of 99.2% of the aggregate principal amount, outstanding as of June 25, 2004, of 2009 Series C Robbins bonds in the equity-for-debt exchange offer consummated on September 24, 2004;
  the exchange of 99.1% of the accreted principal amount, outstanding as of June 25, 2004, of Series D Robbins bonds in the equity-for-debt exchange offer consummated on September 24, 2004;
  the exchange of 73.4% of the aggregate principal amount, outstanding as of June 25, 2004, of 2024 Series C Robbins bonds in the equity-for-debt exchange offer consummated on September 24, 2004;
  the exchange of 98.5% of the aggregate principal amount of convertible notes in the equity-for-debt exchange offer consummated on September 24, 2004;
  the exchange of 59.3% of the aggregate liquidation amount of trust securities in the equity-for-debt exchange offer consummated on September 24, 2004;
  the approval by the shareholders of Foster Wheeler of the following capital alterations: (1) a reduction in the par value of common and preferred share capital from $1.00 to $0.01 per share, (2) an increase in the number of authorized common shares, and (3) a consolidation of the authorized common share capital at a ratio of one-for-twenty, followed by a reduction in the par value of the common shares from $0.20 to $0.01 per share;
  the conversion of all preferred shares into common shares for purposes of the earnings per share calculations;
  the issuance to members of Foster Wheeler’s senior management and board of directors of 1,901,810 common shares and share units of Foster Wheeler Ltd., subject to certain restrictions under a restricted stock plan;
  the award to members of Foster Wheeler’s board of directors of options to purchase 26,866 common shares of Foster Wheeler Ltd.; and
  the exchange of 48.9% of the aggregate liquidation amount of trust securities remaining outstanding after the equity-for-debt exchange offer consummated on September 24, 2004 and contemplated by the current exchange offer.

     The unaudited condensed consolidated income statement for the three months ended April 1, 2005, as reported in our Form 10-Q and incorporated by reference into this offer to exchange, reflects the results of the equity-for-debt exchange consummated on September 24, 2004. The unaudited pro forma condensed consolidated income statement for the three months ended April 1, 2005 gives effect to the events discussed below as if each had occurred on December 27, 2003, the first day of our 2004 fiscal year, reflecting:

  the conversion of all preferred shares into common shares for purposes of the earnings per share calculations;

  the exchange of 48.9% of the aggregate liquidation amount of trust securities remaining outstanding after the equity-for-debt exchange offer consummated on September 24, 2004 and contemplated by the current exchange offer.

     The unaudited pro forma condensed consolidated balance sheet as of April 1, 2005 gives effect to the exchange offer as contemplated herein as if it had occurred on April 1, 2005. As such, we assume that holders of 48.9% of the aggregate liquidation amount of trust securities outstanding as of April 1, 2005, validly tender, and do not validly withdraw, those trust securities.

     The condensed consolidated balance sheet as of April 1, 2005, as reported in our quarterly report on Form 10-Q and incorporated by reference in this offer to exchange, reflect the results of the equity-for-debt exchange offer and the upsize notes offering as consummated on September 24, 2004 (including the results of the subsequent offering period, which expired on October 20, 2004).

     For purposes of the pro forma financial statements, the closing market price of $17.45 per common share on June 23, 2005 was used.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
(in thousands of dollars)

		Pro Forma	Pro Forma
	April 1, 2005	Adjustments(1)(2)	April 1, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$233,977	$(1,630)	$232,347
Short-term investments	24,859	—	24,859
Accounts and notes receivable, net	516,845	—	516,845
Contracts in process and inventories	187,955	—	187,955
Prepaid, deferred and refundable income taxes	26,033	—	26,033
Prepaid expenses	24,595	—	24,595

Total current assets	1,014,264	(1,630)	1,012,634

Land, buildings and equipment, net	272,078	—	272,078
Restricted cash	74,315	—	74,315
Notes and accounts receivable - long-term	6,821	—	6,821
Investment and advances	165,705	—	165,705
Goodwill, net	51,515	—	51,515
Other intangible assets, net	68,023	—	68,023
Prepaid pension cost and related benefit assets	6,216	—	6,216
Asbestos-related insurance recovery receivable	309,889	—	309,889
Other assets	120,281	(1,127)	119,154
Deferred income taxes	50,817	—	50,817

TOTAL ASSETS	$2,139,924	$(2,757)	$2,137,167

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Current installments on long-term debt	$35,664	$—	$35,664
Accounts payable	261,013	—	261,013
Accrued expenses	312,012	—	312,012
Estimated costs to complete long-term contracts	451,022	—	451,022
Advance payment by customers	109,778	—	109,778
Income taxes	57,512	—	57,512

Total current liabilities	1,227,001	—	1,227,001

Long-term debt	529,576	(34,788)	494,788
Deferred income taxes	19,995	—	19,995
Pension, postretirement and other employee benefits	273,174	—	273,174
Asbestos-related liability	424,395	—	424,395
Other long-term liabilities and minority interest	160,722	—	160,722
Deferred accrued interest on subordinated deferrable interest debentures	25,549	(12,487)	13,062
Commitments and contingencies

TOTAL LIABILITIES(3)(4)(5)	2,660,412	(47,275)	2,613,137

Shareholders’ Deficit:
Preferred shares	—	—	—
Common shares	446	30	476
Paid-in capital	883,127	52,419	935,546
Accumulated deficit	(1,095,108)	(7,931)	(1,103,039)
Accumulated other comprehensive loss	(295,035)	—	(295,035)
Unearned compensation	(13,918)	—	(13,918)

TOTAL SHAREHOLDERS’ DEFICIT(3)(4)(5)	(520,488)	44,518	(475,970)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$2,139,924	$(2,757)	$2,137,167

Notes to unaudited pro forma condensed consolidated balance sheet:

(1)	The unaudited pro forma condensed consolidated balance sheet has been prepared to reflect the exchange of 48.9% of the trust securities outstanding as of April 1, 2005, for 3,005,688 common shares. A common share price of $17.45 per share is assumed.

(in thousands)
Par value of common shares issued	$30
Paid-in capital	52,419
Accumulated Deficit:
Loss on exchange*	(5,174)
Write-off of unamortized original issuance costs	(1,127)
Write-off of current transaction costs	(1,630)

Total change	$(7,931)

*	The loss on exchange includes the elimination of $12,487 of deferred accrued interest payable on the trust securities.

(2)	Assumes the exchange of 48.9% of the aggregate liquidation amount, or $34,788, of the trust securities outstanding as of April 1, 2005, for common shares and the resulting elimination of the corresponding percentage of the deferred accrued interest of $12,487 and the write-off of the corresponding percentage of the unamortized original issuance costs of $1,127. Reflects payment of $1,630 in current transaction costs.

(3)	If 100% of the trust securities are exchanged, total shareholders’ deficit would be reduced by an additional $48,272 and total liabilities would be reduced by an additional $49,451.

(4)	If the percentage of trust securities exchanged is 1 percentage point greater than 48.9% of the trust securities outstanding as of April 1, 2005, total shareholders’ deficit would be reduced by an additional $944 and total liabilities would be reduced by an additional $967.

(5)	Changes in the common share price have no impact on total shareholders’ deficit or total liabilities.

Unaudited Pro Forma Condensed Consolidated Income Statement
(in thousands of dollars, except per share amounts and share data)

			Pro Forma for
	For the Three		the Three
	Months Ended	Pro Forma	Months Ended
	April 1, 2005	Adjustments(1)	April 1, 2005

Operating revenues	$523,065	$—	$523,065
Cost of operating revenues	(445,054)	—	(445,054)

Contract profit	78,011	—	78,011
Selling, general and administrative expenses	(55,217)	—	(55,217)
Other income	12,510	—	12,510
Other deductions	(10,336)	—	(10,336)
Interest expense	(14,748)	1,040	(13,708)
Minority interest	(1,009)	—	(1,009)

Income before income taxes	9,211	1,040	10,251
Provision for income taxes	(7,971)	—	(7,971)

Net income(2)(3)(4)(5)	1,240	1,040	2,280
Net income allocated to preferred shareholders(2)(3)(4)(5)	66	(66)	—

Net income available to common shareholders(2)(3)(4)(5)	$1,174	$1,106	$2,280

Earnings per common share:
Basic(2)(3)(4)(5)	$0.03		$0.05

Diluted(2)(3)(4)(5)	$0.02		$0.04

Shares outstanding:
Basic: weighted-average number of shares outstanding(5)	41,753,245		47,103,181 (6)
Diluted: effect of dilutive securities	6,345,847		6,345,847

Total diluted	48,099,092		53,449,028

Notes to the unaudited pro forma condensed consolidated income statement:

(1)	Assumes the exchange of 48.9% of the aggregate liquidation amount of the trust securities outstanding as of April 1, 2005, for common shares and the elimination of the corresponding percentage of interest expense and amortization of original issuance costs. A common share price of $17.45 per share has been assumed. The unaudited pro forma condensed consolidated income statement does not reflect the loss of $7,931 on the exchange of common shares for the trust securities.

(2)	If 100% of the trust securities are exchanged, the net income available to common shareholders would be $3,368 and the basic and diluted earnings per common share would be $0.07 and $0.06, respectively.

(3)	If the percentage of trust securities exchanged is 1 percentage point greater than 48.9% of the trust securities outstanding as of April 1, 2005, the net income available to common shareholders would be $2,302 and the basic and diluted earnings per common share would be $0.05 and $0.04, respectively.

(4)	Changes in the common share price have no impact on the net income available to common shareholders or the basic and diluted earnings per common share.

(5)	In accordance with Emerging Issues Task Force Issue No. 03-6, ‘’Participating Securities and the Two-Class Method under FAS 128,’’ income is allocated to preferred shareholders based on the number of common shares they would hold on an as converted basis for purposes of calculating earnings per share. However, the pro forma income statement assumes that all preferred shares were issued and immediately converted into common shares on December 27, 2003.

(6)	Reflects the issuance of common shares in exchange for trust securities tendered in the exchange offer as contemplated herein.

Unaudited Pro Forma Condensed Consolidated Income Statement
(in thousands of dollars, except per share amounts and share data)

				Pro Forma
	For the	Equity-for-Debt		for the
	Year Ended	Exchange	Pro Forma	Year Ended
	December 31, 2004	Adjustments(1)	Adjustments(2)	December 31, 2004

Operating revenues	$2,661,324	$—	$—	$2,661,324
Cost of operating revenues	(2,381,969)	—	—	(2,381,969)

Contract profit	279,355	—	—	279,355
Selling, general and administrative expenses	(228,962)	(6,794)(3)	—	(235,756)
Other income	88,383	—	—	88,383
Other deductions	(96,372)	—		(96,372)
Interest expense	(94,622)	28,775	3,986	(61,861)
Minority interest	(4,900)	—	—	(4,900)
Loss on equity-for-debt exchange	(175,054)	175,054	—	—

Loss before income taxes	(232,172)	197,035	3,986	(31,151)
Provision for income taxes	(53,122)	—	—	(53,122)

Net loss(4)(5)(6)(7)	$(285,294)	$197,035	$3,986	$(84,273)

Loss per common share—basic and diluted (4)(5)(6)(7)	$(57.84)			$(1.79)

Shares outstanding:
Basic: weighted-average number of shares outstanding	4,932,370			47,117,222 (8)
Diluted: effect of dilutive securities	—			—

Total diluted	4,932,370			47,117,222

Notes to the unaudited pro forma condensed consolidated income statement:

(1)	Reflects the impact of the equity-for-debt exchange offer, which was consummated in September 2004, as if such exchange offer had occurred on December 27, 2003, the first day of fiscal year 2004. The equity-for-debt exchange offer includes the issuance of $120,000 in aggregate principal amount of upsize notes, the proceeds of which were used to repay amounts outstanding under the senior secured credit agreement and the subsequent exchange of all of the upsize notes for registered notes; the exchange of 94.3% of the 2005 notes for rollover notes, common shares and preferred shares; the exchange of 99.2% of the 2009 Series C Robbins bonds for common shares and preferred shares; the exchange of 99.1% of the Series D Robbins bonds for common shares and preferred shares; the exchange of 73.4% of the 2024 Series C Robbins bonds for common shares and preferred shares; the exchange of 98.5% of the convertible notes for common shares and preferred shares; and the exchange of 59.3% of the trust securities for common shares, preferred shares and warrants. The unaudited pro forma condensed consolidated income statement does not reflect the following: (a) a loss of $10,662 on the issuance of the upsize notes, (b) a loss of $15,324 on the exchange of the rollover notes, common shares and preferred shares for the 2005 notes, (c) a loss of $10,080 on the exchange of common shares and preferred shares for the Robbins bonds, (d) a gain of $66,352 on the exchange of common shares, preferred shares and warrants for the trust securities and (e) a loss of $205,340 on the conversion of the convertible notes.

(2)	The unaudited pro forma condensed consolidated income statement has been prepared to reflect the exchange of trust securities for common shares, as if such exchange had occurred on December 27, 2003. Assumes the exchange of 48.9% of the aggregate liquidation amount of the trust securities outstanding as of April 1, 2005, for common shares and the elimination of the corresponding percentage of interest expense and amortization of original issuance costs. A common share price of $17.45 per share has been assumed. The unaudited pro forma condensed consolidated income statement does not reflect the loss of $7,931 on the exchange of common shares for the trust securities.

(3)	Reflects an adjustment to the amortization of unearned compensation associated with the award of 1,901,810 common shares to members of senior management and board of directors, subject to certain restrictions, under a restricted stock plan, which we adopted in conjunction with the closing of the equity-for-exchange offer in 2004. Grants under the restricted stock plan will be expensed over an approximate 27- month vesting period. The pro forma adjustment assumes the award, which was made on October 6, 2004, had occurred on December 27, 2003. Also, reflects an adjustment to the amortization of unearned compensation associated with the issuance of options to purchase 26,866 common shares to members of the board of directors under a stock option plan adopted in conjunction with the closing of the equity-for- debt exchange offer. The options vest over a 13-month period. The pro forma adjustment assumes the issuance, which was made on November 29, 2004, had occurred on December 27, 2003.

(4)	If 100% of the trust securities are exchanged, the net loss would be $(80,103) and the basic and diluted loss per common share would be $(1.59).

(5)	If the percentage of trust securities exchanged is 1 percentage point greater than the 48.9% of the trust securities outstanding as of April 1, 2005, the net loss would be $(84,192) and the basic and diluted loss per common share would be $(1.78).

(6)	Changes in the common share price have no impact on the net loss or the basic and diluted loss per common share.

(7)	In accordance with Emerging Issues Task Force Issue No. 03-6, ‘’Participating Securities and the Two-Class Method under FAS 128,’’ losses are not allocated to holders of the preferred shares for purposes of calculating earnings per share.

(8)	Reflects the issuance of common shares and preferred shares in exchange for the debt and trust securities tendered in both the equity-for- debt exchange offer consummated in 2004 as well the exchange offer contemplated herein. Assumes that the common and preferred shares were issued on December 27, 2003 and that all preferred shares were immediately converted into common shares at such time. The following table summarizes the share activity:

Common shares outstanding prior to the exchange offers	2,038,578
Common shares issued as part of the equity-for-debt exchange offer consummated in 2004	3,062,573
Common share equivalent of preferred shares issued as part of the equity-for-debt exchange offer
consummated in 2004 and immediately converted into common shares	38,996,341
Common shares issued as part of the exchange offer contemplated herein	3,005,688
Other common shares	14,042

Shares assumed outstanding as of December 27, 2003	47,117,222

The actual weighted-average number of shares outstanding for the year ended December 31, 2004 already reflects an approximate 3-month portion of the shares issued in connection with the equity-for-debt exchange offer for the period commencing September 24, 2004 through December 31, 2004.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows the ratio of earnings to fixed charges for Foster Wheeler Ltd., including its subsidiaries on a consolidated basis.

									Three
									Months
									Ended
						Three Months Ended		Fiscal Year	April 1,
		Fiscal Year						2004 on a	2005 on a
						April 1,	March 26,	Pro Forma	Pro Forma
	2004	2003	2002	2001	2000	2005	2004	Basis (4)(5)	Basis (4)(5)

Ratio of earnings to fixed
charges(1)(2)(3)	—	—	—	—	1.47	1.85	1.49	—	1.97

(1)	The pro forma results for the year ended December 31, 2004 include a $28,775 reduction in interest on debt and trust securities in connection with the equity-for-debt exchange offer consummated on September 24, 2004, and a $3,986 reduction in interest on the trust securities in connection with the current exchange offer contemplated herein. The pro forma results for the three months ended April 1, 2005 include a $1,040 reduction in interest on the trust securities in connection with the current exchange offer contemplated herein.

(2)	Earnings are inadequate to cover fixed charges by $246,275, $120,115, $365,268, and $216,122, for fiscal years 2004, 2003, 2002 and 2001, respectively. On a pro forma basis, the coverage deficiency is $45,254 for the year ended December 31, 2004.

(3)	The numerator of the above ratio consists of the following:

net earnings (loss) prior to cumulative effect of change in accounting principle, plus the provision (benefit) for income taxes, plus

fixed charges, minus

capitalized interest, plus

capitalized interest amortized, minus

equity earnings of non-consolidated subsidiaries accounted for by the equity method, net of dividends.

Fixed charges include the sum of the following:

interest expensed and capitalized;

amortized premiums, discounts and capitalized expenses related to indebtedness; and

imputed interest on non-capitalized lease payments.

(4)	Reflects that:

holders of 94.3% of the aggregate principal amount of 2005 notes tendered in the equity-for-debt exchange offer consummated on September 24, 2004;

holders of 99.2% of the aggregate principal amount, outstanding as of June 25, 2004, of 2009 Series C Robbins bonds tendered in the equity-for-debt exchange offer consummated on September 24, 2004;

holders of 99.1% of the accreted principal amount, outstanding as of June 25, 2004, of Series D Robbins bonds tendered in the equity- for-debt exchange offer consummated on September 24, 2004;

holders of 73.4% of aggregate principal amount, outstanding as of June 25, 2004, of 2024 Series C Robbins bonds tendered in the equity- for-debt exchange offer consummated on September 24, 2004;

holders of 98.5% of the aggregate principal amount of convertible notes tendered in the equity-for-debt exchange offer consummated on September 24, 2004;

holders of 59.3% of the aggregate liquidation amount of trust securities tendered in the equity-for-debt exchange offer consummated on September 24, 2004; and

holders of 49.8% of the aggregate liquidation amount of trust securities remaining outstanding after the equity-for-debt exchange offer consummated on September 24, 2004 and contemplated by the current exchange offer.

(5)	Reflects the award of 1,901,810 common shares of Foster Wheeler Ltd. to members of Foster Wheeler’s senior management and board of directors, subject to certain restrictions, under a restricted stock plan, which we adopted in conjunction with the closing of the equity-for- debt exchange offer. Grants under the restricted stock plan will be expensed over an approximate 27-month vesting period. Also, reflects the issuance of options to purchase 26,866 common shares to members of the board of directors under a stock option plan adopted in conjunction with the closing of the exchange offer. The options vest over a 13-month period.

SELECTED FINANCIAL DATA

     The following selected balance sheet data as of December 31, 2004 and December 26, 2003 and selected statement of operations data for each of our three fiscal years in the period ended December 31, 2004 have been derived from our audited consolidated financial statements included in our 2004 annual report on Form 10-K/A, which has been incorporated by reference in this offer to exchange. The selected balance sheet data as of March 26, 2004 has been derived from our unaudited condensed consolidated financial statements, included in our quarterly report on Form 10-Q/A for the quarter ended March 26, 2004. The selected balance sheet data as of April 1, 2005 and the selected statement of operations data for the three months ended April 1, 2005 and March 26, 2004 have been derived from our unaudited condensed consolidated financial statements, incorporated by reference in this offer to exchange and, in our opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the data for those periods. Our results for the three months ended April 1, 2005 may not be indicative of results that may be expected for the full year. The selected balance sheet data for 2002, 2001 and 2000, and the selected statement of operations data for the years ended 2001 and 2000, have been derived from Item 6 of our annual report on Form 10-K/A for the year ended December 31, 2004, which has been incorporated by reference in this offer to exchange. Our operating data for each period displayed is derived from our books and records. You should read this information together with the consolidated financial statements, including the notes contained in the consolidated financial statements, of us and our subsidiaries, which are incorporated by reference in this offer to exchange.

	Fiscal Year									Three Months Ended

	2004									April 1,		March 26,
	(Restated**)		2003		2002		2001		2000	2005		2004

	(in thousands of dollars rounded to the nearest $100,000, except share data and per share amounts)
Statement of Operations Data:
Operating revenues	$2,661,300		$3,723,800		$3,519,200		$3,315,300		$3,891,400	$523,100		$666,400

(Loss)/income before income taxes	(232,200	)(1)	(109,700	)(2)	(360,000	)(3)	(213,000	)(4)	52,200	9,200	(5)	9,100 (6)
Provision for income taxes	(53,100)		(47,400)		(14,700)		(123,400)	(7)	(15,200)	(8,000)		(13,400)
(Loss)/income prior to cumulative
effect of a change in accounting
principle	(285,300)		(157,100)		(374,700)		(336,400)		37,000	1,200		(4,300)
Cumulative effect of a change in
accounting principle for goodwill,
net of $0 tax	—		—		(150,500	)(8)	—		—	—		—
Net (loss)/income	(285,300)		(157,100)		(525,200)		(336,400)		37,000	1,200		(4,300)
Net income allocated to preferred
shareholders	—		—		—		—		—	—		—
Net (loss)/income available to
common shareholders	$(285,300)		$(157,100)		$(525,200)		$(336,400)		$37,000	$1,200		$(4,300)
(Loss)/earnings per common share —
basic:(9)
Net (loss)/earnings prior to cumulative
effect of a change in accounting
principle	$(57.84)		$(76.53)		$(182.98)		$(164.58)		$18.13	$0.03		$(2.09)
Cumulative effect on prior years (to
December 31, 2001) of a change
in accounting principle	—		—		(73.49)		—		—	—		—
Net (loss)/earnings per common
share — basic	$(57.84)		$(76.53)		$(256.47)		$(164.58)		$18.13	$0.03		$(2.09)
(Loss)/earnings per common share —
diluted:(9)
Net (loss)/earnings prior to cumulative
effect of a change in accounting
principle	$(57.84)		$(76.53)		$(182.98)		$(164.58)		$18.13	$0.02		$(2.09)
Cumulative effect on prior years (to
December 31, 2001) of a change
in accounting principle	—		—		(73.49)		—		—	—		—
Net (loss)/earnings per common share —
diluted	$(57.84)		$(76.53)		$(256.47)		$(164.58)		$18.13	$0.02		$(2.09)
Shares outstanding:(9)
Weighted-average number of basic
shares outstanding	4,932,400		2,052,200		2,047,800		2,043,800		2,039,900	41,753,200		2,052,800
Effect of dilutive securities	*		*		*		*		—	6,345,900		*

Total weighted-average number of
diluted shares	4,932,400		2,052,200		2,047,800		2,043,800		2,039,900	48,099,100		2,052,800

	Fiscal Year						Three Months Ended

	2004						April 1,	March 26,
	(Restated**)	2003		2002	2001	2000	2005	2004

Balance Sheet Data:
Current assets	$1,049,300	$1,174,400		$1,329,800	$1,754,400	$1,623,000	$1,014,300	$1,093,000
Current liabilities	1,261,400	1,350,400		1,449,800	2,388,600	1,454,600	1,227,000	1,312,900
Working capital	(212,100)	(176,000)		(120,000)	(634,200)	168,400	(212,700)	(219,900)
Land, buildings and equipment, net	280,300	309,600		407,800	399,200	495,000	272,100	303,600
Total assets	2,187,500	2,506,500		2,842,300	3,325,800	3,507,600	2,139,900	2,418,900
Long-term borrowings (including current
installments):	570,100	1,033,100		1,124,300	1,042,100	972,900	565,200	1,028,300
Cash dividends per share of common
stock(9)	—	—		—	2.40	4.80	—	—
Other data:
Unfilled orders, end of period	$2,048,100	$2,285,400	(10)	$5,445,900	$6,004,400	$6,142,300	$1,914,500	$2,138,200
New orders booked	2,437,100	2,163,500		3,052,400	4,109,300	4,480,000	460,000	629,900

(1)	Includes in fiscal year 2004: a gain of $19,200 on the sales of our minority equity interests in special-purpose companies established to develop power plant projects in Europe; a loss of $(3,300) on the sale of 10% of our equity interest in a waste-to-energy project in Italy; positive changes in our contract cost estimates of $58,000; a charge of $(75,800) on the revaluation of our asbestos insurance assets as a result of an adverse court decision in asbestos coverage allocation litigation; a net gain of $15,200 on the settlement of coverage litigation with certain of our asbestos insurance carriers; restructuring and credit agreement costs of $(17,200); a net charge of $(175,100) recorded in conjunction with our equity-for-debt exchange; and charges for severance cost of $(5,700).

(2)	Includes in fiscal year 2003: a $(15,100) impairment loss on the anticipated sale of one of our domestic corporate office buildings; a $16,700 gain on the sale of certain assets of Foster Wheeler Environmental Corporation and a gain of $4,300 on the sale of one of our waste-to-energy plants; a gain on revisions to our project claim estimates and related cost of $1,500; a charge related to revisions of our project estimates and related receivable allowances of $(32,300); a provision for asbestos claims of $(68,100); restructuring and credit agreement costs of $(43,600); and charges for severance cost of $(15,900).

(3)	Includes in fiscal year 2002: a loss recognized in anticipation of sales of certain of our assets of $(54,500); a charge related to revisions of our project claim estimates and related costs of $(136,200); a charge related to revisions of our project cost estimates and related receivable allowances of $(80,500); a provision for asbestos claims of $(26,200); a provision for a domestic plant impairment of $(18,700); restructuring and credit agreement costs of $(37,100); and charges for severance cost of $(7,700).

(4)	Includes in fiscal year 2001: losses recognized in anticipation of sales of certain of our assets of $(40,300); a charge related to revisions of our project claim estimates and related costs of $(37,000); a charge related to revisions of our project cost estimates and related receivable allowances of $(123,600); and a provision for domestic plant impairment of $(6,100).

(5)	Includes in the three months ended April 1, 2005: positive changes in our contract cost estimates of $23,600; credit agreement costs associated with the previous senior credit facility of $(3,700); and charges for severance cost of $(100).

(6)	Includes in the three months ended March 26, 2004: a gain of $10,500 on the sale of a minority equity interest in a special-purpose company established to develop power plan projects in Europe; positive changes in our contract cost estimates of $11,400; a net gain of $11,600 on the settlement of coverage litigation with certain asbestos insurance carriers; restructuring and credit agreement costs of $(9,300); and charges for severance cost of $(400).

(7)	Includes a valuation allowance for our domestic deferred tax assets of $(194,600) in 2001.

(8)	In 2002: we recognized $(150,500) of impairment losses upon adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

(9)	Amounts have been adjusted to reflect the impact of the one-for-twenty reverse split that was effective November 29, 2004.

(10)	The decline in backlog reflects, in part, the divestiture of Foster Wheeler Environmental Corporation in March 2003.

*	The impact of potentially dilutive securities such as outstanding stock options, warrants to purchase common shares, convertible securities and the non-vested portion of restricted common shares and restricted common share awards were not included in the calculation of diluted earnings per share due to their antidilutive effect.

**	Subsequent to the original filing of our 2004 Form 10-K, we concluded that our consolidated financial statements for the year ended December 31, 2004 should be restated to correct an error in our December 31, 2004 pension valuation used in the preparation of our December 31, 2004 consolidated financial statements. As more fully discussed in our 2004 Form 10-K/A filed on May 20, 2005, the error related to our domestic pension plan and resulted in an understatement of the pension benefit obligation, funding liability and pension contributions for plan year 2004, and understated pension liabilities and comprehensive loss reported in the 2004 Form 10-K.

DIVIDEND POLICY

     Foster Wheeler Ltd. has not paid dividends on its common shares since July, 2001 and does not anticipate paying any dividends on its common shares in the foreseeable future. Under Bermuda law, Foster Wheeler Ltd. can only pay dividends if there are no reasonable grounds for believing that Foster Wheeler Ltd. is, or after the payment of such dividends would be, unable to pay its liabilities as they become due or that the realizable value of Foster Wheeler Ltd.’s assets would thereby be less than the aggregate of its liabilities, its issued share capital and its share premium accounts. In addition, under the terms of the senior secured credit agreement and the indentures governing Foster Wheeler Ltd.’s Senior Secured Notes due 2011, Foster Wheeler Ltd.’s subsidiaries face restrictions on their ability to pay dividends to Foster Wheeler Ltd. In addition, certain of Foster Wheeler Ltd.’s non-U.S. subsidiaries are parties to loan and other agreements with covenants, and are subject to statutory minimum capitalization requirements in their jurisdictions of organization that restrict the amount of funds that such subsidiaries may distribute. Distributions in excess of these specified amounts would violate the terms of the agreements or applicable law which could result in civil or criminal penalties.

     The trust securities are entitled to receive cumulative cash distributions at an annual rate of 9.0% . Distributions are paid quarterly in arrears on April 15, July 15, October 15 and January 15 of each year. Distributions may be deferred for periods up to five years during which time additional interest accrues at 9.0% . Foster Wheeler LLC currently intends to continue deferring interest payments on the junior subordinated debentures until it is contractually obligated to resume such payments. These payments may be deferred for up to five years. Foster Wheeler LLC has deferred all interest payments beginning with the payment due on January 15, 2002.

Accordingly, holders of the trust securities will not receive quarterly distributions until Foster Wheeler LLC resumes such payments, which may not be until January 2007. Our prior senior credit facility required us to defer the payment of the dividends on the trust securities and we intend to continue to defer payment of the dividends on the trust securities until January 15, 2007. Once the deferred dividend obligation has been satisfied, we have the right to defer subsequent dividend payments for an additional 20 consecutive quarters. Our new senior credit agreement prohibits us from making payments on the trust securities to the extent such payments are not contractually required by the underlying trust securities agreements.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the common shares in the exchange offer.

ACCOUNTING TREATMENT FOR THE EXCHANGE OFFER

     The exchange of trust securities for common shares will be accounted for as a debt extinguishment. The trust securities exchanged for common shares in the exchange offer will be removed from our consolidated balance sheet. We will record a gain or loss on the exchange of these trust securities equal to the difference between the carrying value of the trust securities exchanged, including any accrued and unpaid dividends forgiven, and the fair market value when issued of the common shares issued in the exchange, net of unamortized underlying trust securities issuance costs and direct costs associated with the exchange of the trust securities.

DESCRIPTION OF THE EXCHANGE OFFER

Background and Purpose of the Exchange Offer

Purpose

     The purpose of the exchange offer for the trust securities is to reduce our debt and to improve our overall capital structure. In particular, successfully completing the exchange offer will allow the company to reduce debt and improve leverage, simplify our capital structure, improve domestic liquidity and support our international business operations.

     Following the consummation of the exchange offer, Foster Wheeler will no longer have any payment obligations with respect to trust securities that are exchanged, including with respect to accrued and unpaid dividends. Holders of trust securities who participate in the exchange offer will forfeit any right to receive accumulated but unpaid dividends on the trust securities that they exchange.

     Following the consummation of the exchange offer, holders of the trust securities that receive shares in the exchange offer will become equity holders of Foster Wheeler Ltd. and will no longer have the contractual rights previously accorded them in the applicable debt instruments governing the trust securities. For a comparison of rights of holders who participate in the exchange offer, you should read the section of the offer to exchange entitled “Comparison of Rights.”

Background

     On September 24, 2004, Foster Wheeler successfully completed an equity-for-debt exchange offer. In that exchange offer, we exchanged: (1) Foster Wheeler’s common shares, Series B convertible preferred shares, or the preferred shares, and warrants to purchase common shares for $134.9 million in aggregate liquidation amount of trust securities, including accrued dividends; (2) Foster Wheeler’s common shares and preferred shares for $206.9 million 6.50% Convertible Subordinated Notes due 2007 issued by Foster Wheeler Ltd., or the convertible notes; (3) Foster Wheeler’s common shares and preferred shares for $93.7 million outstanding Series 1999 C Bonds and Series 1999 D Bonds (as defined in the Second Amended and Restated Mortgage, Security Agreement, and Indenture of Trust dated as of October 15, 1999 from Village of Robbins, Cook County, Illinois to SunTrust Bank, Central Florida, National Association, as Trustee), or the Robbins bonds; and (4) Foster Wheeler’s common shares and preferred shares and $141.4 million of 10.359% senior secured notes due 2011, Series A of Foster Wheeler LLC for $188.6 million 6.75% Senior Notes due 2005 of Foster Wheeler LLC, or the 2005 notes. During our subsequent offering period we exchanged a further $72,500 of trust securities; $25,355 of Robbins bonds; and $45,000 of 2005 notes. The equity-for-debt exchange offer reduced our existing debt by approximately $437 million, improved our consolidated net worth by approximately $448 million, is expected to reduce our interest expense by approximately $28 million per year, and, when combined with the sale of the upsize notes described below, the proceeds of which were used to repay amounts outstanding under our existing domestic credit agreement, eliminated substantially all of our material scheduled corporate debt maturities prior to 2011.

     Contemporaneously with the closing of the equity-for-debt exchange offer, we issued, in a separate private transaction, $120 million in aggregate principal amount of Foster Wheeler LLC’s 10.359% senior secured notes due 2011, Series B, which we refer to as the upsize notes, and which have substantially identical terms to the registered notes issued in the equity-for-debt exchange offer, other than with respect to transfer restrictions and certain registration rights. All of the upsize notes were exchanged for Foster Wheeler LLC’s 10.359% senior secured notes due 2011, Series A in a registered exchange offer that was completed on December 6, 2004.

     In March 2005, we replaced our existing senior credit facility with a new 5-year $250 million senior credit agreement. The new senior credit agreement includes a $75 million sub-limit for borrowings at a rate equal to LIBOR plus a spread, with the remainder of the facility available for issuance of letters of credit. Standby letters of credit issued under the new senior credit agreement will carry a fixed price throughout the life of the facility. The senior credit agreement is collateralized by the assets and/or the stock of certain of our domestic subsidiaries and certain of our foreign subsidiaries.

     On June 3, 2005 the common shares of Foster Wheeler Ltd. began trading on the Nasdaq Stock Market under the symbol FWLT, along with our Class A and Class B Common Stock Purchase Warrants which trade under the symbols FWLTW and FWLTZ, respectively. Previously our common shares had traded on the OTC Bulletin Board under the symbol FWLRF.OB.

     On May 10, 2005, the Company held a Board of Directors meeting. At this meeting, the Board discussed, among other matters, the benefits, considerations and financial impact to Foster Wheeler of further debt reduction. During this Board of Directors meeting, the Board of Directors authorized management to explore debt reduction strategies.

     On May 24, 2005, we retained Rothschild Inc. (“Rothschild”) to provide the Company with certain financial advisory services in connection with debt reduction strategies, including a potential exchange offer. Upon being retained, Rothschild met with the senior management team of the Company and its legal advisors to analyze the implications for the Company of various debt reduction alternatives, including a potential exchange offer. Rothschild has not negotiated, and will not negotiate in the future, with any holder of trust securities or their representatives in connection with this exchange offer. In addition, Rothschild will not solicit any tenders of trust securities in the exchange offer.

     During June 2005, our management discussed the possibility of the exchange offer with certain institutional holders of our trust securities to ascertain their interest in participating in an exchange offer of common shares for trust securities. As of the launch of the exchange offer, these institutional holders own approximately 49% of the trust securities outstanding.

     The company and certain of these institutional holders held a series of negotiating sessions in June 2005. These negotiating sessions concluded with an agreement that these holders would exchange each of their trust securities for 2.16 shares of Foster Wheeler common stock.

     On June 27, 2005, our board met to discuss the terms of the proposed lock-up agreement and the proposed exchange offer. After discussion, our board authorized management to execute the lock-up agreement and proceed with the exchange offer at an exchange ratio of 2.16 common shares for each trust security.

     Our board approved the exchange offer after determining that the exchange offer is in our best interest and the interests of our shareholders: it will reduce or eliminate the fixed dividend burden imposed by the trust securities and the eventual obligation to redeem the outstanding trust securities; it is likely to be accretive to the common shareholders; it will simplify our capital structure and it is likely to increase the liquidity of, and investor interest in, the common shares.

Lock-up agreement

     We and the holders of approximately 48.9% of the outstanding trust securities have entered into a lock-up agreement dated June 27, 2005. Each holder that signed the lock-up agreement has agreed:

  to deliver the documentation required to tender its trust securities in accordance with the exchange offer within ten business days following the commencement of the exchange offer, and so long as the exchange offer substantially conforms to the terms of the offer to exchange and related documents (as they may be amended with the consent of the other parties to the lock-up agreement as provided therein) not to withdraw or revoke such securities unless the exchange offer is terminated in accordance with its terms; and
  as long as the agreement is in effect, not to directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote in any manner any trust securities held by it, in whole or in part, other than to a person who is an affiliate of the holder, and agrees in writing to be bound by the terms of the agreement.

     Unless the exchange offer has been consummated as contemplated by the lock-up agreement, the lock-up agreement shall terminate upon the earliest to occur of:

  the termination of the offer to exchange;
  the date that is five business days after the date of the lock-up agreement, if the exchange offer had not been launched by such date;
  the date that is 90 calendar days following the date of the agreement, if the exchange offer has not been consummated by such date; or
  the filing of any voluntary or involuntary bankruptcy or other insolvency case or proceeding involving Foster Wheeler Ltd. or any of its subsidiaries, or the commencement of a proceeding by any court or regulatory authority having jurisdiction over Foster Wheeler Ltd. seeking to enjoin, restrict, modify or prohibit the exchange offer.

Terms of the Exchange Offer

     Foster Wheeler Ltd. is offering to exchange up to 6,149,705.76 common shares for any and all of the 2,847,086 outstanding trust securities. Each holder will be entitled to receive 2.16 common shares for each trust security (liquidation amount $25). Holders of trust securities who participate in the exchange offer will forfeit any right to receive accumulated but unpaid dividends on the trust securities that they exchange.

     You will not receive any consideration specifically attributed to unpaid dividends on your trust securities tendered in the exchange offer. You may exchange any or all of your trust securities in the exchange offer in increments of $25 in liquidation amount, which is equal to one trust security.

General

     On the expiration date, Foster Wheeler Ltd. will accept all validly tendered trust securities which are not withdrawn or revoked before 5:00 p.m., New York City time.

     This offer to exchange, together with the letter of transmittal, are being sent to you and to others whom Foster Wheeler Ltd. believe to have beneficial interests in the trust securities.

     You do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware or under Bermuda law.

     Foster Wheeler Ltd. reserves the right to purchase or make offers for any trust securities that remain outstanding after the expiration date, including by having a subsequent offering period and, to the extent permitted by applicable law, purchasing trust securities in the open market in privately negotiated transactions or otherwise. The terms of any of these purchases or offers could (except in the case of a subsequent offering period) differ from the terms of this exchange offer.

     Foster Wheeler Ltd. is not aware of any jurisdiction where the making of the exchange offer is not in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction where the making of the exchange offer would not be in compliance with such laws, the exchange offer will not be made to (nor will tenders of trust securities be accepted from or on behalf of) a holder residing in such jurisdiction.

No Fractional Tenders

You may not tender your trust securities except in the minimum increments denoted above.

Acceptance and Delivery of Common Shares; Other Settlement Matters

     As further described in, and otherwise qualified by, this offer to exchange, we will accept all trust securities validly tendered and not validly withdrawn before 5:00 p.m., New York City time, on the expiration date. The acceptance for exchange of trust securities validly tendered and the issuance of common shares will be made promptly after the expiration date. Foster Wheeler Ltd. will issue the common shares promptly after the expiration of the exchange offer.

     The transfer agent will, as a participant in the DTC Fast Automated Securities Transfer program, issue the common shares to holders by effecting book-entries to electronically credit the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission System. The issuance of all shares will be recorded on the register of shareholders.

     Foster Wheeler Ltd. will have accepted your validly tendered trust securities when it has given oral or written notice to the exchange agent, which will occur promptly after the expiration date. The exchange agent will act as agent for you for the purpose of receiving any and all certificates representing the common shares from us. If your tendered trust securities are not accepted for exchange because of an invalid tender or another valid reason, Foster Wheeler Ltd. will return the trust securities without expense, to you promptly after the expiration date.

     In consideration for Foster Wheeler Ltd. issuing the common shares as contemplated in this offer to exchange, Foster Wheeler Ltd. will receive the trust securities tendered for exchange. The trust securities surrendered in exchange for the common shares will not be reissued or resold.

     Foster Wheeler Ltd. expressly reserves the right to terminate the exchange offer and not accept for exchange any trust securities not previously accepted for exchange if any of the conditions set forth under “—Conditions to the Exchange Offer” have not been satisfied or waived by Foster Wheeler Ltd. on or before 5:00 p.m., New York City time, on the expiration date. In all cases, exchange of the trust securities accepted for exchange and payment of the common shares will be made only after timely receipt by the exchange agent of certificates representing the original trust securities, or by confirmation of book-entry transfer, together with a properly completed and duly executed letter of transmittal, a manually signed facsimile of the letter of transmittal, or satisfaction of DTC’s ATOP procedures, and any other documents required by the letter of transmittal.

Expiration Date; Extensions; Termination; Amendments; Subsequent Offering Period

     The exchange offer will expire at 5:00 p.m., New York City time, on July 29, 2005, or the expiration date, unless we extend the exchange offer. In any event, we will hold the exchange offer open for at least 20 business days. In order to extend the exchange offer, we will issue a notice on our website (www.fwc.com) and by press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Foster Wheeler Ltd. reserves the right, in its sole discretion, to:

  delay accepting your trust securities;
  extend the exchange offer; and
  terminate the exchange offer, if any of the conditions to the exchange offer have not been satisfied or waived by giving oral or written notice of any delay, extension or termination to the exchange agent, in accordance with the notice procedures described above relating to an extension of the exchange offer prior to 5:00 p.m., New York City time, on the expiration date.

     All conditions to the exchange offer will be satisfied or waived prior to the expiration of the exchange offer unless the exchange offer is terminated. Foster Wheeler will deliver common shares in exchange for any trust securities accepted promptly following the expiration of the exchange offer.

     If we make a material change in the terms of the exchange offer, we will disseminate additional offering materials and extend the exchange offer to the extent required by law, and you will have the right to withdraw your securities. Except as set forth in the next succeeding sentence, the exchange offer will be extended by five business days if there are any material changes to the terms of the exchange offer. If any changes are made to the consideration offered in the exchange offer, the exchange offer will be extended by ten business days.

     Notwithstanding any other provision of the exchange offer, we may terminate or, subject to the lock-up agreement, amend the exchange offer in our sole discretion at any time prior to expiration of the exchange offer if any of the conditions set forth below are not satisfied or waived. Upon termination of the exchange offer for any reason, any trust securities previously tendered in the exchange offer will be promptly returned to the tendering holders.

     Foster Wheeler Ltd. also reserves the right, in its sole discretion, to provide for a subsequent offering period after the expiration of the exchange offer. The subsequent offering period will be not less than three business days or more than 20 business days and shall begin on the next business day after the expiration date of the exchange offer. To provide for a subsequent offering period, we will, among other things:

  immediately accept for exchange and promptly exchange common shares for all trust securities tendered in the initial exchange offer period;
  announce the results of the exchange offer by issuing a notice on our website (www.fwc.com) and by press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the expiration date of the exchange offer and immediately commence the subsequent offering period;
  exchange common shares for all trust securities tendered in the subsequent offering period promptly after the expiration date; and
  offer the same form and amount of consideration to holders of trust securities in the subsequent offering period that was offered during the initial exchange offer period.

     You will not have the right to withdraw any trust securities that you tender during any subsequent offering period.

Conditions to the Exchange Offer

     Notwithstanding any other provisions of the exchange offer, the exchange offer is conditioned upon, the following:

•	no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the exchange offer or the exchange of trust securities for common shares under the exchange offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the exchange offer or the exchange of trust securities for common shares under the exchange offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the exchange offer or the exchange of trust securities for common shares under the exchange offer;

•	there shall not have occurred:

	—	any general suspension of or limitation on trading in securities on the Nasdaq Stock Market or in the over-the-counter market, whether or not mandatory,

	—	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory,

	—	a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States,

	—	any limitation, whether or not mandatory, by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States,

	—	in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; and

•	the trustee with respect to the indenture for the trust securities shall not have objected in any respect to, or taken any action that could, in our reasonable judgment, adversely affect the completion of an exchange offer or the exchange of trust securities for common shares under the exchange offer, nor shall the trustee have taken any action that challenges the validity or effectiveness of the procedures used by us in making an exchange offer, the exchange of trust securities for common shares under the exchange offer.

     The exchange offer does not require the approval of any U.S. federal or state regulatory authorities other than the satisfaction of the requirements of Section 3(a)(9) under the Securities Act, and any applicable state securities laws and the applicable rules under the Exchange Act, nor is it subject to any financing condition.

     Subject to the lock-up agreement, we may, in our sole discretion, waive any of the conditions to the exchange offer prior to expiration of the exchange offer. The conditions to the exchange offer are for our sole benefit, and may be waived at any time prior to expiration of the exchange offer for any reason. Our failure to exercise any of our rights will not be a waiver of our rights. If we waive a material condition to the exchange offer, we will notify holders of securities of such waiver and hold the offer open for acceptances and withdrawals for at least five business days after the notification of the waiver of such condition.

Procedures for Tendering Your Securities

General

     Only a holder of trust securities or the holder’s legal representative or attorney-in-fact, or a person who has obtained a properly completed irrevocable proxy acceptable to us that authorizes such person, or that person’s legal representative or attorney-in-fact, to tender trust securities on behalf of the holder, may validly tender the trust securities.

     In order for a holder to receive common shares, such holder must validly tender its trust securities pursuant to the exchange offer and not withdraw those trust securities pursuant to the exchange offer.

     Delivery of trust securities through DTC and acceptance of an Agent’s Message (as defined below) transmitted through DTC’s Automated Tender Offer Program, or ATOP, and the method of delivery of all other required documents, is at the election and risk of the person tendering trust securities and delivering a letter of transmittal and, except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery of any document is by mail, we suggest that the holder use properly insured, registered mail, with a return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to permit delivery to the exchange agent prior to the expiration date.

Tender of Securities

     The tender by a holder of trust securities pursuant to the procedures set forth below, and the subsequent acceptance of that tender by us, will constitute a binding agreement between that holder and Foster Wheeler Ltd. in accordance with the terms and subject to the conditions set forth in this offer to exchange and the related letter of transmittal.

Valid Tender

     Except as set forth below, for a holder to validly tender trust securities pursuant to the exchange offer, a properly completed and duly executed letter of transmittal (or a facsimile thereof), together with any signature guarantees and any other document required by the instructions to the letter of transmittal, or a properly transmitted Agent’s Message, must be received by the exchange agent at the address set forth on the back cover of this offer to exchange prior to 5:00 p.m., New York City time, on the expiration date and such trust securities must be transferred pursuant to the procedures for book-entry transfer described under “—Book-Entry Delivery Procedures” below and a Book-Entry Confirmation (as defined below) must be received by the exchange agent, in each case prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

     The letter of transmittal and trust securities must be sent only to the exchange agent. Do not send letters of transmittal or trust securities to Foster Wheeler Ltd. or the information agent.

     In all cases, notwithstanding any other provision of this offer to exchange, the exchange of common shares for trust securities tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of (1) a Book-Entry Confirmation with respect to such securities, (2) the letter of transmittal (or a facsimile thereof) properly completed and duly executed or a properly transmitted Agent’s Message and (3) any required signature guarantees and other documents required by the letter of transmittal.

     If you tender less than all your outstanding trust securities, you should fill in the number of trust securities so tendered in the appropriate box on the letter of transmittal. All of your trust securities deposited with the exchange agent will be deemed to have been tendered unless otherwise indicated.

Book-Entry Delivery Procedures

     Within two business days after the date of this offer to exchange, the exchange agent will establish an account at DTC for purposes of the exchange offer, and any financial institution that is a DTC participant and whose name appears on a security position listing as the record owner of the trust securities may make book-entry delivery of trust securities by causing DTC to transfer such trust securities into the exchange agent’s account at DTC in accordance with DTC’s procedure for such transfer. Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute a valid tender of the trust securities to the exchange agent.

     A letter of transmittal (or a facsimile thereof) properly completed and duly executed, along with any required signature guarantees, or a properly transmitted Agent’s Message, must in any case be transmitted to and received by the exchange agent at one of the addresses set forth on the back cover of this offer to exchange on or prior to the expiration date. The confirmation of a book-entry transfer into the exchange agent’s account at DTC as described above is referred to as a “Book-Entry Confirmation.”

Tender of Trust Securities Held Through DTC

     The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP. DTC has authorized any DTC participant who has trust securities credited to its DTC account to tender their trust securities as if it were the beneficial holder. Accordingly, DTC participants may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer (and thereby tender their securities) by causing DTC to transfer trust securities to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send to the exchange agent an Agent’s Message which is a message transmitted by DTC, received by the exchange agent and forming part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a participant in DTC that is tendering trust securities that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the applicable letter of transmittal and that we may enforce such agreement against such participant.

     Holders of trust securities desiring to tender their trust securities by 5:00 p.m., New York City time, on the expiration date of the exchange offer must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on that date.

Tender of Trust Securities Held Through Custodians

     To validly tender its trust securities pursuant to the exchange offer, a beneficial owner of trust securities held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, must instruct that holder to tender the beneficial owner’s trust securities on behalf of the beneficial owner. A letter of instructions is included in the materials provided with this offer to exchange. The letter to custodians may be used by a beneficial owner to instruct a custodian to tender trust securities on the beneficial owner’s behalf.

     Except with respect to guaranteed delivery procedures described below, unless the trust securities being tendered are deposited with the exchange agent by 5:00 p.m., New York City time, on the expiration date accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted Agent’s Message, we may, at our option, treat such tender as invalid. Exchange of common shares for trust securities will be made only against the valid tender of the securities.

Guaranteed Delivery

     If you wish to exchange your trust securities and time will not permit your letter of transmittal and all other required documents to reach the exchange agent, or if the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer, you may still exchange your trust securities if you comply with the following requirements:

  you tender your trust securities by or through a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program;
  on or prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, the exchange agent has received from such participant a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this offer to exchange; and
  the exchange agent receives properly completed and validly executed letter of transmittal (or facsimile thereof) together with any required signature guarantees, or a book-entry confirmation, and any other required documents, within three NYSE trading days after the date of the notice of guaranteed delivery.

Signature Guarantees

     Signatures on the applicable letter of transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program, each a Medallion Signature Guarantor, unless the trust securities tendered thereby are tendered: (1) by a holder whose name appears on a security position listing as the owner of those trust securities who has not completed any of the boxes entitled “Special Instructions” or “Special Delivery Instructions” on the applicable letter of transmittal; or (2) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States referred to as an “Eligible Guarantor Institution.”

     If the holder of the trust securities being tendered is a person other than the signer of the related letter of transmittal, or if trust securities not accepted for exchange or securities previously tendered and being withdrawn are to be returned to a person other than the registered holder or a DTC participant, then the signatures on the letter of transmittal accompanying the tendered trust securities must be guaranteed by a Medallion Signature Guarantor as described above.

     The method of delivery of letters of transmittal, any required signature guarantees and any other required documents, including delivery through DTC, is at the option and risk of the tendering holder and, except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. In all cases, sufficient time should be allowed to ensure timely delivery.

Withdrawal of Tenders

     Trust securities tendered on or prior to the expiration date may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any tendered trust securities not accepted by the sixtieth business day after commencement of the exchange offer may be withdrawn. Tenders of trust securities received on or prior to 5:00 p.m., New York City time, on the expiration date will become irrevocable, except as set forth below, at 5:00 p.m., New York City time, on the expiration date of the exchange offer, if not validly revoked prior to that time. If we provide for a subsequent offering period, you will not have the right to withdraw any trust securities tendered previously and not withdrawn or that you tender during that subsequent offering period. Trust securities tendered during the subsequent offering period will be accepted promptly after the expiration of the subsequent offering period. In the event of a termination of the exchange offer, the trust securities tendered pursuant to the exchange offer will be returned promptly to the tendering holder.

     Beneficial owners desiring to withdraw trust securities previously tendered through DTC should contact the DTC participant through which such beneficial owners hold their trust securities. In order to withdraw trust securities previously tendered, a DTC participant may, prior to the withdrawal time, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP, or (2) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through ATOP to which such withdrawal relates. A DTC participant may withdraw a tender only if such withdrawal complies with the provisions described in this paragraph. Registered holders who tendered other than through DTC should send written notice of withdrawal to the exchange agent specifying the name of the holder who tendered the securities being withdrawn and the principal amount of the trust securities being withdrawn. All signatures on a notice of withdrawal must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the trust securities being withdrawn are held for the account of an Eligible Guarantor Institution. Withdrawal of a prior tender will be effective upon receipt of the notices of withdrawal by the exchange agent. Selection of the method of notification is at the risk of the holder, and notice of withdrawal must be timely received by the exchange agent.

     Withdrawals of tenders of trust securities may not be rescinded and any trust securities withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn trust securities, however, may be retendered by following the procedures described above at any time prior to the expiration date of the exchange offer.

Consequences of Not Participating in the Exchange Offer

     Since January 15, 2002, we have exercised our right to defer payments on the trust securities. The aggregate liquidation amount of the trust securities at April 1, 2005 was $71.2 million. Our prior senior credit facility required us to defer the payment of the dividends on the trust securities and, accordingly, no dividends were paid during 2004, 2003 or 2002. As of April 1, 2005, the amount of dividends deferred plus accrued interest approximates $25.5 million or $8.97 for each $25 in aggregate liquidation amount per trust security. Total accrued and unpaid dividends will be $27.7 million as of June 30, 2005 or $9.74 for each $25 in aggregate liquidation amount per trust security. We intend to continue to defer payment of the dividends on the trust securities until January 15, 2007—the full term allowed by the underlying agreement. Once the deferred dividend obligation has been satisfied, we have the right to defer subsequent dividend payments for an additional 20 consecutive quarters. The new senior credit agreement prohibits us from making payments on the trust securities to the extent such payments are not contractually required by the underlying trust securities agreements. As a result, we are likely to defer the payments that would otherwise become due during the 20 quarters that follow January 15, 2007. Therefore, during that period, you will continue (1) not to receive distributions and (2) to experience adverse tax effects from original issue discount.

     If a large enough number of holders of the trust securities decide to participate in the exchange offer, the liquidity of the trust securities may be impaired and your ability to sell the trust securities may be adversely affected.

Other Matters

     Notwithstanding any other provision of this offer to exchange, exchange of common shares for trust securities tendered and accepted for exchange pursuant to the exchange offer will, in all cases, be made only after receipt by the exchange agent of:

  Book-Entry Confirmation of the transfer of such trust securities into the exchange agent’s account at DTC as described above; and
  a letter of transmittal, or a facsimile of that document, with respect to the tendered trust securities properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal, or a properly transmitted Agent’s Message.

     A tender of trust securities pursuant to the procedures described above, and acceptance by us of that tender, will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer.

     All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders of trust securities and the withdrawal thereof will be determined by Foster Wheeler Ltd. in our sole discretion, and our determination will be final and binding. Foster Wheeler Ltd. reserve the absolute right to reject any or all tenders of trust securities determined by us not to be in proper form or, if the acceptance or exchange for such trust securities may, in our opinion, be unlawful.

     Foster Wheeler Ltd. also reserves the absolute right to waive any defects, irregularities or contingencies of tenders to particular trust securities. Our interpretations of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding. Any defect or irregularity in connection with tenders of trust securities must be cured within such time as we determine, unless waived by Foster Wheeler Ltd. Tenders of trust securities shall not be deemed to have been made until all defects and irregularities have been waived by us or cured. None of Foster Wheeler Ltd., the exchange agent, the information agent or any other person will be under any duty to give notice of any defects or irregularities in tenders of trust securities or will incur any liability to holders for failure to give any such notice. The exchange agent, the trustee and the information agent assume no responsibility for the accuracy or completeness of the information contained in this offer to exchange.

     PLEASE SEND ALL MATERIALS TO THE EXCHANGE AGENT AND NOT TO FOSTER WHEELER LTD., THE TRUSTEE, THE INFORMATION AGENT OR DTC.

Exchange Agent

     The Bank of New York, London Branch, has been appointed as the exchange agent for the exchange offer. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of trust securities, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent at the address listed on the back cover page of this offer to exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Information Agent

     Morrow & Co., Inc. has been appointed as the information agent for the exchange offer. Questions concerning terms of the exchange offer, tender procedures and requests for additional copies of this offer to exchange or the letter of transmittal should be directed to the information agent at the address and telephone numbers listed on the back cover page of this offer to exchange. Holders of trust securities may also contact their commercial bank, broker, dealer, trust company, or other nominee for assistance concerning the exchange offer. We will pay the information agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Financial Advisor

     Rothschild Inc. is our financial advisor for the exchange offer. We will pay the financial advisor a fee for their services and will reimburse their reasonable out-of-pocket expenses, including attorney’s fees. Rothschild did not and will not participate in any negotiations with any holder of trust securities or their representatives. In addition, Rothschild will not solicit any tenders of trust securities in the exchange offer.

Other Fees and Expenses

     We will bear the expenses of soliciting tenders of the trust securities. The principal solicitation is being made by mail. Additional solicitations may, however, be made by e-mail, facsimile transmission, and telephone or in person by our officers and other employees and those of our affiliates.

     Tendering holders of trust securities will not be required to pay any fee or commission to us. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company, or other institution, that holder may be required to pay brokerage fees or commissions.

Transfer Taxes

     We will pay all transfer taxes, if any, applicable to the exchange of trust securities pursuant to the exchange offer. If, however, common shares issued in exchange for trust securities accepted for tender are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the trust securities or if common shares are to be registered in the name of any person other than the person signing the letter of transmittal or, in the case of tender through DTC transmitting instructions through ATOP, or if a transfer tax is imposed for any reason other than the exchange of securities pursuant to the exchange offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other person) will be payable by the tendering holder.

Brokerage Commissions

     Holders that tender their trust securities directly to the exchange agent do not have to pay a brokerage commission.

Fairness Opinion

     We have not obtained, and do not intend to obtain, a fairness opinion from an independent investment banking firm regarding the terms of the exchange offer.

Purchases of Trust Securities by Us

     We reserve the right, in our absolute discretion, to purchase or make offers to purchase any trust securities that remain outstanding after the expiration date and, to the extent permitted by applicable law, to purchase trust securities in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of an exchange offer. Any purchase or offer to purchase will be made only in accordance with applicable law.

THE TRUST

     FW Preferred Capital Trust I is a statutory business trust organized under Delaware law pursuant to (1) a declaration of trust, dated as of May 8, 1998, as amended and restated on January 13, 1999 (the “declaration”), executed by Foster Wheeler LLC (formerly known as Foster Wheeler Corporation), and the trustees of such trust and (2) the filing of a certificate of trust with the Secretary of the State of Delaware on May 8, 1998.

     Pursuant to the declaration, the trust has five trustees. The trust’s business and affairs are conducted by its trustees, which initially were Harris Trust and Savings Bank, as property trustee, Wilmington Trust Company, as Delaware trustee, and three administrative trustees. The administrative trustees are employees or officers of, or are affiliated with, Foster Wheeler LLC. BNY Midwest Trust Company, an Illinois trust company and successor to the obligations of Harris Trust and Savings Bank, currently acts as property trustee under the amended guarantee agreement.

     Foster Wheeler LLC has the right to appoint, remove and replace the administrative trustees, the property trustee and the Delaware trustee. In certain cases, the holders of a majority in liquidation amount of the trust securities will also have this right as to the property trustee and the Delaware trustee.

The trust exists for the following purposes only:

  to issue and sell common securities of the trust and the trust securities;
  to use the proceeds from the sale of the common securities of the trust and the trust securities to acquire the junior subordinated debentures; and
  to engage in activities that are directly related to these activities and other activities as are necessary or incidental thereto.

     Under the declaration, the trust shall not, and the trustees of such trust shall cause such trust not to, engage in any activity other than in connection with the purposes of such trust or other than as required or authorized by such declaration.

     Because the trust is established only for the purposes listed above, the junior subordinated debentures are the sole assets of the trust, and the payments under the junior subordinated debentures are the sole source of income to the trust.

     All of the common securities of the trust are owned directly or indirectly by Foster Wheeler LLC, the total liquidation amount of which is equal to approximately 3% of the total capital of the trust. The common securities rank equally with the trust securities, and payments on the common securities will be made pro rata with the trust securities, unless Foster Wheeler LLC fails to pay amounts that become due under the junior subordinated debentures and under certain other circumstances. If Foster Wheeler LLC fails to pay these amounts, the trust will be unable to make payments under the common securities of the trust until it satisfies its obligations under the trust securities. We directly or indirectly own all of the common securities of the trust.

     The books and records of the trust are maintained at its principal office and are available for inspection by a holder of the trust securities or the duly authorized representative of such holder for any purpose reasonably related to its interest in such trust during normal business hours.

     The address of the executive offices of the trust is c/o Foster Wheeler LLC, Perryville Corporate Park, Clinton, New Jersey 08809, Attention: Office of the Secretary, and its telephone number is (908) 730-4000.

DESCRIPTION OF SHARE CAPITAL

     The following description of Foster Wheeler Ltd.’s share capital summarizes certain provisions of Foster Wheeler Ltd.’s memorandum of association and bye-laws and a certificate of designation in respect of the preferred shares and of applicable Bermuda law. Such summaries are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of Foster Wheeler Ltd.’s memorandum of association and bye-laws, and the certificate of designation in respect of the preferred shares, copies of which have been filed with the SEC. Prospective investors are urged to read those documents carefully.

General

     Foster Wheeler Ltd. is an exempted company incorporated under the Companies Act 1981 of Bermuda, or the Companies Act, on December 20, 2000 and registered with the Registrar of Companies in Bermuda under registration number 29761. Foster Wheeler Ltd.’s registered office is located at 2 Church Street, Hamilton, HM 11, Bermuda. Our agent for service of process in the United States in connection with this offering is Foster Wheeler LLC, Perryville Corporate Park, Clinton, NJ 08809-4000, USA.

Share Capital

     As of June 15, 2005 the authorized share capital of Foster Wheeler Ltd. consisted of 74,385,786 common shares, par value US$0.01 per share and 909,662 preferred shares par value US$0.01 per share. 400,000 preferred shares are designated in Foster Wheeler Ltd.’s bye-laws as Series A Junior Participating Preferred Shares and 424,447 remain designated by authority of Foster Wheeler Ltd.’s board of directors as Series B convertible preferred shares (liquidation preference $0.01 per preferred share). As of June 15, 2005 there were 44,824,972 common shares issued and outstanding, excluding 14,033,932 common shares issuable upon exercise of options and warrants granted and available for grant as of June 15, 2005 excluding 606,788 common shares issuable under the Foster Wheeler Ltd. management restricted stock plan, and excluding the common shares issuable upon conversion of the convertible notes, and approximately 9,606 Series B convertible preferred shares issued and outstanding. All of the issued and outstanding common shares and preferred shares are fully paid.

     Subject to any resolution of the shareholders to the contrary, the board of directors of Foster Wheeler Ltd. is authorized to issue any authorized but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote shares of Foster Wheeler Ltd.

Common Shares

     Generally. Foster Wheeler Ltd.’s common shares, into which the Series B convertible preferred shares are convertible, are traded on the Nasdaq Stock Market under the symbol “FWLT.” Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights.

     Liquidation Rights. In the event of the liquidation, dissolution or winding up of Foster Wheeler Ltd., the holders of common shares are entitled to share equally and ratably (with the holders of other shares of Foster Wheeler Ltd., entitling the holders to liquidation rights pro rata with the common shares, including holders of preferred shares) in the assets, if any, remaining after the payment of all of Foster Wheeler Ltd.’s debts and liabilities, subject to any liquidation preference on any outstanding preferred shares.

     Voting Rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by Foster Wheeler Ltd.’s bye-laws, resolutions to be approved by holders of common shares require approval by an affirmative majority of the votes cast at a meeting at which a quorum is present.

     The bye-laws of Foster Wheeler Ltd. provide that any variation of the rights attached to the common shares, whether by the amendment, alteration or repeal of the terms of the memorandum of association and bye-laws of Foster Wheeler Ltd. relating to the common shares or resulting from any merger, amalgamation or similar business combination, or otherwise would require the approval of holders of at least three fourths of the issued and outstanding common shares, voting as a separate class. This approval can be evidenced either by a unanimous consent in writing or by a resolution passed by the requisite majority at a meeting of the holders of the common shares at which a quorum consisting of at least two persons holding or representing one-third of the issued and outstanding common shares is present.

     Dividend Rights. Foster Wheeler Ltd.’s board of directors may declare and pay dividends on the common shares or make distributions out of contributed surplus from time to time unless there are reasonable grounds for believing Foster Wheeler Ltd. is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. There are no restrictions on Foster Wheeler Ltd.’s ability to transfer funds, other than funds denominated by Bermuda dollars, in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares. The board of directors may declare that any dividend be paid wholly or partly by the distribution of shares of Foster Wheeler Ltd. and/or specific assets.

Preferred Shares

Generally

     Foster Wheeler Ltd.’s board of directors may establish one or more series of preferred shares without any further shareholder approval. The board may fix the number, designations, rights, preferences, limitations and voting rights of such series, provided that such provisions must, at a minimum, (1) entitle the holders of such shares, voting as a class, to elect at least two directors upon certain defaults with respect to the payment of dividends; and (2) require the affirmative approval of holders of at least two-thirds of the issued preferred shares for any amendments to the memorandum of association or bye-laws of Foster Wheeler Ltd. altering materially any provision of such shares. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of Foster Wheeler Ltd.

Terms of the Series B Convertible Preferred Shares

     1,014,785 preferred shares were initially designated the “Series B Convertible Preferred Shares” pursuant to a certificate of designation adopted by resolution of the board of directors of Foster Wheeler Ltd. on September 24, 2004 and as of June 15, 2005, 9,606 such shares are issued and outstanding. As of June 15, 2005, approximately 590,338 preferred shares had been converted into common shares. Each conversion of a preferred share into common shares reduces the total number authorized preferred shares, and increases the total number of authorized common shares, by one share. Consequently, as of June 15, 2005, the total number of authorized Series B convertible preferred shares was 424,447 shares. In this section, and in this offer to exchange generally, we refer to the Series B convertible preferred shares as the preferred shares. The certificate of designation provides that each preferred share is convertible at the holder’s option into 65 common shares.

Variation of Rights

     The rights attaching to any class of shares, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (1) with the consent in writing of the holders of all of the issued shares of that class; or (2) with the sanction of a resolution passed by a majority in number equal to three fourths of the issued shares at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present. Any action which may be construed to constitute a variation of the rights of a class of shares including but not limited to variations resulting from or in connection with mergers, amalgamations, and asset sales, may give the holders of the affected class of shares the right to vote in respect of the variation as a separate class. The creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of those shares, vary the rights attached to existing shares. Under Bermuda law, the holders of a class of shares may also be entitled to vote separately as a class in certain other circumstances including, but not limited to, a scheme of arrangement under the Companies Act as described below. See “Compulsory Acquisition of Shares Held by Minority Holders.”

Repurchase

     Under Foster Wheeler Ltd.’s bye-laws and subject to the solvency and minimum capital requirements of the Companies Act, Foster Wheeler Ltd. may purchase any issued common shares or preferred shares in the circumstances and on the terms as are agreed by Foster Wheeler Ltd. and the holders of common shares or preferred shares, as applicable, from time to time. No repurchase may be effected if there are reasonable grounds for believing that Foster Wheeler Ltd. is, or after effecting the repurchase would be, unable to pay its liabilities as they become due. A repurchase of more than 10% of the shares from a shareholder for more than market value requires the prior approval of the board of directors and the holders of a majority of all voting shares.

Transfer of Shares

     Foster Wheeler Ltd.’s fully paid shares are transferable by a transfer form signed by the transferor and delivered to Foster Wheeler Ltd. or its transfer agent together with the certificate, if any, for such shares. Foster Wheeler Ltd.’s board of directors may refuse to register, or otherwise restrict, the transfer of any share if the board believes that the transfer would cause Foster Wheeler Ltd. to violate any applicable law or if the transfer is not in accordance with the bye-laws.

Meetings of Shareholders

     Foster Wheeler Ltd. must convene at least one general meeting of shareholders each calendar year. A general meeting of shareholders may be called by Foster Wheeler Ltd.’s board of directors and a special meeting of shareholders must be called upon the request of not less than 10% of Foster Wheeler Ltd.’s voting shares. Foster Wheeler’s bye-laws require not more than 60 and at least 10 days’ notice of an annual general meeting must be given to each shareholder entitled to vote at such meeting, and not less than 30 nor more than 60 days’ notice of a special general meeting must be given. The quorum required for a general meeting of shareholders is one or more persons present in person and representing in person or by proxy in excess of 50% of Foster Wheeler Ltd.’s issued voting shares.

Access to Books and Records and Dissemination of Information

     Members of the general public have the right to inspect the public documents of Foster Wheeler Ltd. at the office of the Registrar of Companies in Bermuda. These documents include the memorandum of association, including its objects and powers, and certain alterations to its memorandum of association. Shareholders may inspect Foster Wheeler Ltd.’s bye-laws, minutes of general meetings and the audited financial statements, which must be presented at the annual general meeting. The register of members is also open to inspection by shareholders without charge and by members of the general public on the payment of a fee. The register of members must be open for inspection for not less than two hours in any business day (but may be closed for not more than thirty days in a year). Foster Wheeler Ltd.’s register of directors and officers is maintained at its registered office in Bermuda and is open for inspection for not less than two hours in any business day by members of the public without charge.

Election and Removal of Directors

     Foster Wheeler Ltd.’s board of directors may consist of between three and twenty directors. The number of directors within such range is fixed from time to time by the board. Foster Wheeler Ltd.’s board of directors resolved that, as of October 1, 2004, the board of directors would be comprised of eight directors and as of October 1, 2004, there were eight directors. The board is divided into three classes that are, as nearly as possible, of equal number. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting.

     Any shareholder wishing to nominate for election as a director someone who is not nominated by Foster Wheeler Ltd.’s board of directors must give notice of the intention to nominate the person for election. Such notice must be given not less than one-hundred and twenty days before release of Foster Wheeler Ltd.’s proxy statement in connection with the previous year’s annual general meeting.

     A director may be removed, with cause, by the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote for the election of directors, provided notice is given to the director of the shareholders meeting convened to remove the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than fourteen days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal. Under Foster Wheeler Ltd.’s bye-laws, the board of directors is responsible to fill vacancies on the board and any newly created directorships.

Amendment of Memorandum of Association and Bye-laws

     Foster Wheeler Ltd.’s memorandum of association may be amended by a resolution passed at a duly called general meeting of shareholders. Upon compliance with applicable Bermuda law, amendments to the memorandum of association may be subjected to review by a Bermuda court by dissenting shareholders holding not less than 20% of the par value of Foster Wheeler Ltd.’s issued capital or any class thereof.

     Foster Wheeler Ltd.’s bye-laws may be amended by resolutions of the board of directors and shareholders, or by the unanimous vote of the shareholders without prior approval of the board. Any proposed amendment to the bye-law relating to removal of directors, however, must be approved by the board and the affirmative vote of at least 75% of the shareholders. Any amendment to vary the rights attached to a class of shares must comply with the bye-law relating to a variation of class rights.

     Any amendment, alteration or repeal of the terms of the memorandum of association and bye-laws which would affect the powers, preferences or special rights of the preferred shares or vary the rights of the common shares will require the approval of holders of at least three fourths of the outstanding affected class of shares, voting as a separate class. This approval can be evidenced either by a unanimous consent in writing or by a resolution passed at a meeting of the holders of the affected class of shares at which a quorum consisting of at least two persons holding or representing one third of the issued and outstanding affected class of shares is present.

Amalgamations and Business Combinations

     Foster Wheeler Ltd.’s bye-laws provide that a merger or an amalgamation must be approved by 66 2/3% of the votes cast at a general meeting of the shareholders at which the quorum shall be one or more persons representing more than 50% of the issued voting shares.

     Certain business combinations (which include an amalgamation) entered into with a shareholder that beneficially owns, directly or indirectly, 20% or more of the voting shares of Foster Wheeler Ltd. that have not been approved by the board of directors prior to the acquisition date of such holding must be approved by the holders of a majority of the voting shares that are not held by such shareholder, its affiliates or associates, at a meeting held no earlier than five years following such acquisition date.

Appraisal Rights and Shareholder Suits

     A shareholder who is not satisfied that fair value has been offered for such shareholder’s shares on an amalgamation may apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

     Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company if the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company’s memorandum of association or bye-laws. A Bermuda court would also be expected to review acts that are alleged to constitute a fraud against the minority shareholders or any act which requires the approval of a greater percentage of the shareholders than that which actually approved it.

     When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Capitalization of Profits and Reserves

     Pursuant to Foster Wheeler Ltd.’s bye-laws, the board of directors may capitalize any part of the amount of its share premium or other reserve accounts or any amount credited to its profit and loss account or otherwise available for distribution by applying such sum in paying up (1) unissued shares to be allotted as fully paid bonus shares pro-rata to the shareholders or any class thereof; or (2) in full or partly paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Registrar and Transfer Agent

Mellon Investor Services LLC serves as registrar and transfer agent of Foster Wheeler Ltd. in the United States.

Untraced Shareholders

     Foster Wheeler Ltd.’s bye-laws provide that the board of directors may forfeit any dividend or bonuses which remain unclaimed for six years from the date of declaration.

Compulsory Acquisition of Shares Held by Minority Holders

     The shares of minority holders may be acquired by certain statutory procedures under the Companies Act including upon the approval of an arrangement with shareholders in a court supervised process and upon the acquisition of 90% or more of the issued shares or class of shares. Such procedures include:

  A scheme of arrangement under the Companies Act. Such a scheme could be effected upon the agreement of Foster Wheeler Ltd. and of holders of common shares or preferred shares, representing in the aggregate a majority in number and at least 75% in value of the common or preferred shareholders present and voting at a court ordered meeting held to consider the scheme. The scheme must then be sanctioned by the Bermuda Supreme Court. If such a scheme receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares or preferred shares could be compelled to sell their shares under the terms of the scheme.

  If an acquiring party is a company, by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Bermuda Supreme Court (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

  Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Bermuda Supreme Court for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Anti-Takeover Provisions

     Foster Wheeler Ltd.’s bye-laws have provisions that could have an anti-takeover effect. These provisions of the bye-laws are summarized below.

     Foster Wheeler Ltd.’s board of directors is divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause, by the affirmative vote of the holders of two-thirds of the issued shares generally entitled to vote. The board of directors does not have the power to remove directors. Vacancies on the board of directors may only be filled by the remaining directors and not by the shareholders. Each of these provisions can delay a shareholder from obtaining majority representation on the board of directors.

     Foster Wheeler Ltd.’s board of directors consists of not less than three nor more than twenty persons, the exact number to be set from time to time by a majority of the whole board of directors. Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees until a general meeting at which directors are to be elected.

     At any annual general meeting of shareholders, the only business that may be conducted is as shall have been brought before the meeting by or at the direction of the board or by any shareholder who complies with certain notice procedures. To be timely for inclusion in Foster Wheeler Ltd.’s proxy statement, a shareholder’s notice of a shareholder proposal must be received not less than 120 days prior to the first anniversary of the date on which Foster Wheeler Ltd. first mailed its proxy materials for the preceding year’s annual general meeting. To be timely for consideration at the annual meeting of shareholders, a shareholder’s notice must be received no less than 45 days prior to the first anniversary of the date on which Foster Wheeler Ltd. first mailed its proxy materials for the preceding year’s annual meeting. Under Bermuda law, not less than one hundred shareholders, or shareholders holding at least 5% of the voting power of Foster Wheeler Ltd., may require Foster Wheeler Ltd. give notice of a resolution that may properly be moved at an annual general meeting, or to circulate to shareholders entitled to notice of any meeting a statement with respect to any proposed resolution or business to be dealt with at that meeting.

     Subject to the terms of any other class of shares in issue, any action required or permitted to be taken by the holders of Foster Wheeler Ltd.’s common shares must be taken at a duly called annual or special general meeting of shareholders unless taken by written consent of all holders of voting shares. Under the bye-laws, special general meetings may only be called by a majority of the entire board of directors. Under Bermuda law, a special general meeting must also be called upon the request of shareholders holding at least 10% of the paid up capital of a company carrying the right to vote. The bye-laws of Foster Wheeler Ltd. provide that any action to be taken at such a shareholder meeting would require the approval of 100% of the shares eligible to vote at such meeting.

     Foster Wheeler Ltd.’s board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of a class or series, to from time to time issue any other classes or series of shares with the designations, rights, preferences, limitations and voting rights, if any, as they consider fit. The board of directors could authorize the issuance of preferred shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the voting shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.

     Certain business combinations between Foster Wheeler Ltd. and an interested member are prohibited. Specifically, business combinations between an interested member and Foster Wheeler Ltd. are prohibited for a period of five years after the time the interested member acquires 20% or more of the outstanding voting shares, unless the business combination or the transaction resulting in the person becoming an interested member is approved by the board of directors prior to the date the interested member acquires 20% or more of the outstanding voting shares.

     “Business combinations” is defined broadly to include amalgamations or consolidations with Foster Wheeler Ltd. or its subsidiaries, sales or other dispositions of assets having an aggregate value of 10% or more of the aggregate market value of the consolidated assets, aggregate market value of all outstanding shares, consolidated earning power or consolidated net income of Foster Wheeler Ltd., adoption of a plan or proposal for liquidation and most transactions that would increase the interested member’s proportionate share ownership in Foster Wheeler Ltd.

     “Interested member” is defined as a person who, together with any affiliates and/or associates of that person, beneficially owns, directly or indirectly, 20% or more of the issued voting shares of Foster Wheeler Ltd.

Certain Provisions of Bermuda Law

     Foster Wheeler Ltd. has been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows Foster Wheeler Ltd. to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on its ability to transfer funds, other than funds denominated in Bermuda dollars, in and out of Bermuda or to pay dividends to United States residents who are holders of Foster Wheeler Ltd.’s shares.

     The Bermuda Monetary Authority has given its consent for the issue and free transferability of all the shares of Foster Wheeler Ltd. to and between non-residents of Bermuda for exchange control purposes, provided a class of shares of Foster Wheeler Ltd. are: (1) listed on an appointed stock exchange, which includes the Nasdaq Stock Market; (2) quoted in the “Pink Sheets”; or (3) quoted on the OTC Bulletin Board. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to performance or creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of Foster Wheeler Ltd.’s business or for the correctness of any opinions or statements expressed in this offer to exchange. Certain issues and transfers of shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

     In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity, for example as a trustee, certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, Foster Wheeler Ltd. is not bound to investigate or see to the execution of any such trust. Foster Wheeler Ltd. will take no notice of any trust applicable to any of its shares, whether or not it has been notified of such trust.

Warrants to Purchase Common Shares

     Foster Wheeler Ltd.’s Class A warrants were issued on September 24, 2004, in an equity-for-debt exchange offer as a part of the consideration for trust securities tendered in that. As of June 28, 2005 there were outstanding Class A warrants to purchase 6,994,059 common shares.

     Foster Wheeler Ltd.’s Class B warrants were issued to existing common shareholders of Foster Wheeler Ltd. in connection with the 2004 equity-for-debt exchange offer. As of June 28, 2005 there were outstanding Class B warrants to purchase 2,947,233 common shares.

     The Class A warrants and the Class B warrants have the same terms except where specifically noted. Unless specifically noted, we refer to them together as the warrants. Each warrant, upon the circumstances described in this offer to exchange, entitles its owner to purchase a specified number of common shares, as described in this section, for $9.378 per common share issuable thereunder. The warrants will become exercisable one year after their issue date.

Exercise of Warrants

     A warrant may be exercised by completing and signing the appropriate form on the warrant and mailing or delivering the warrant to Mellon Investor Services LLC, the warrant agent, in time to reach the warrant agent by the expiration date of the warrants, accompanied by payment of the full purchase price. Payment of the purchase price must be made in United States funds (by check, cash or bank draft) payable to the order of Foster Wheeler Ltd. Common shares will be issued as soon as practicable after exercise and payment of the purchase price.

     The warrants are exercisable, subject to the satisfaction of the conditions described above, on or after September 24, 2005 and, in the case of the Class A warrants, on or before September 24, 2009 and, in the case of the Class B warrants, on or before September 24, 2007, subject to extension as described below under “—Shelf Registration.”

Common Shares Issuable under the Warrants

     We have reserved a sufficient number of common shares for issuance upon exercise of the warrants, and such common shares, when issued in accordance with the terms of the warrants, will be fully paid and non assessable.

     Each Class A warrant is exercisable for approximately 1.6841 common shares and each Class B warrant is exercisable for approximately 0.0723 common shares, in each case, subject to adjustment. See “—Dilution”.

Dilution

     As long as any warrants remain outstanding, common shares to be issued upon the exercise of warrants will be adjusted in the event of one or more splits, consolidations, amalgamation, subdivisions, readjustments or reclassifications. In the event of any of the foregoing, the remaining number of common shares still subject to the warrants shall be increased or decreased to reflect proportionately the increase or decrease in the number of common shares outstanding and the purchase price per share shall be decreased or increased as the case may be in the same proportion. The warrants contain provisions protecting against dilution resulting from the sale of additional common shares at a price less than the exercise price of the warrants.

Voting and Dividends

     The holders of the warrants as such are not entitled to vote, to receive dividends or to exercise any of the rights of holders of shares of common shares for any purpose until such warrants shall have been duly exercised and payment of the purchase price shall have been made.

Shelf Registration

     We have agreed to use our best efforts to maintain, at all times during which the warrants are exercisable, a registration statement relating to the offer and sale of common shares underlying the warrants for the benefit of the warrant holders. The registration statement became effective on June 27, 2005. In certain circumstances, the exercisability of the warrants may be suspended. The expiration date of the warrants will be extended for a period equal to the aggregate time during which a registration statement is not available to the holders of the warrants once they become exercisable. In addition, if the registration statement is unavailable at any time during the 30 business days preceding the expiration date, then the expiration date will be extended so that the registration statement is available during the 30 consecutive business days preceding the expiration date as so extended. We will promptly notify the holders of the warrants of any extensions.

Global Form

     The Class A warrants were issued initially in book entry form under a global warrant certificate issued to the Depository Trust Company, or DTC, pursuant to a warrant agreement between us and Mellon Investor Services LLC, as the warrant agent. Beneficial interests in the global warrant certificate may be exchanged for warrant certificates in definitive form by the holder of such interest upon receipt by the warrant agent of written instructions or other form of instructions as is customary for the DTC. We initially appointed the principal office of the warrant agent as the location at which warrants may be surrendered for exercise, transfer or exchange.

The Class B warrants were issued under the warrant agent’s direct registration system.

COMPARISON OF RIGHTS

     The rights of holders of trust securities are governed by the declaration of trust, the junior subordinated indenture, the guarantee agreement and the Statutory Trust Act of the State of Delaware. Upon completion of the exchange offer, holders of trust securities who have tendered their securities in the exchange offer will become holders of common shares of Foster Wheeler Ltd. The rights of holders of common shares will be governed by the Companies Act and Foster Wheeler Ltd.’s memorandum of association and bye-laws. The term “member” when used under the Companies Act, the memorandum of association and bye-laws of Foster Wheeler Ltd. is used interchangeably with the term “shareholder” in this offer to exchange.

     There are many differences between the rights of holders of trust securities under Delaware law, on the one hand, and the rights of security holders under Bermuda law, on the other hand, which is modeled after the corporate laws of England. In addition, there are differences between the governing documents of FW Preferred Capital Trust I and Foster Wheeler LLC, on the one hand, and Foster Wheeler Ltd., on the other hand.

     The following discussion is a summary of the material differences between the rights of holders of trust securities and the rights of holders of common shares of Foster Wheeler Ltd. We encourage you to read this summary carefully. This summary does not purport to be complete or to cover all of the respects in which Bermuda law may differ from the laws generally applicable to holders of trust securities, and, while we believe that this summary is materially accurate, this summary is subject to the complete text of the relevant provisions of the Companies Act, the Statutory Trust Act, the declaration of trust, the indenture and of Foster Wheeler Ltd.’s governing documents.

Provision Applicable to Holders of Trust Securities	Provision Applicable to Holders of Common Shares

Shareholders’ Meetings

Meetings of the holders of the trust securities may be called at any time by the administrative trustees to consider and act on any matter on which holders of the trust securities are entitled to act under the terms of the declaration of trust, the terms of the trust securities or the rules of any stock exchange on which the trust securities are then listed or admitted for trading.

The administrative trustees shall call a meeting of the holders of a class of trust securities if directed to do so by the holders of at least 10% of the aggregate liquidation amount of such class.

Under Bermuda law, an annual general meeting must be convened at least once in every calendar year. A special meeting of shareholders may be convened by the board of directors at any time and must be convened upon the request of shareholders holding at least 10% of the paid-up capital of a company carrying the right to vote at shareholders’ meetings.

Quorum

There are no quorum requirements for meetings of holders of trust securities.	The bye-laws of Foster Wheeler Ltd. provide that one or more persons, present in person and representing in person or by proxy more than 50% of the shares issued and entitled to vote thereat, shall constitute a quorum at all meetings of the shareholders for the transaction of business (including the approval of an amalgamation) except as otherwise provided by the Companies Act.

Provision Applicable to Holders of Trust Securities	Provision Applicable to Holders of Common Shares

Notice of Meetings

Notice of meeting of the holders of the trust securities must be given at least seven days and not more than 60 days before the date of such meeting.	Notice of an annual general meeting must be given at least 10 days and not more than 60 days before the date of such meeting. Notice of a special general meeting must be given at least 30 days and not more than 60 days before the date of such meeting.

Election and Removal of Directors/Trustees

If an event of default under the junior subordinated indenture has occurred and is continuing, the holders of a majority of the aggregate liquidation amount of the trust securities will be entitled to appoint, remove or replace the property trustee and/or the Delaware trustee for the trust.

In no event do the holders of the trust securities have the right to vote to remove or replace the administrative trustees; such voting rights are vested exclusively in the holders of the common securities of the trust.

The Foster Wheeler Ltd. bye-laws provide that its board shall consist of between three and twenty directors, and the number of directors within such minimum and maximum limitations is fixed from time to time by a resolution adopted by a majority of the board then elected. The board of directors currently consists of seven directors. The board is divided into three classes that are, as nearly as possible, of equal number. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting.

Any shareholder wishing to nominate for election as a director someone who is not nominated by the board of Foster Wheeler Ltd. must give notice of the intention to nominate the person for election. Foster Wheeler Ltd.’s bye-laws provide that such notice must be given not less than one-hundred and twenty days before release of Foster Wheeler Ltd.’s proxy statement in connection with the previous year’s annual general meeting.

A director may be removed, with cause, by the affirmative vote of the holders of at least 66 2 / 3 % of the shares entitled to vote at an election of directors, provided notice is given to the director of the shareholders meeting convened to remove the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than fourteen days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal. The bye-laws of Foster Wheeler Ltd. provide that vacancies on the board and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of directors then in office. A vote of the board to replace a director will include an assignment of the replacement director to the class of which the former director was a member, and the replacement director holds office until the time at which the former director’s term of office expires. Directors elected to fill newly created directorships hold office until the third annual general meeting following the date of their election.

Provision Applicable to Holders of Trust Securities	Provision Applicable to Holders of Common Shares

Approval Requirements Generally

Holders of the trust securities generally do not have voting rights. However, termination of the junior subordinated indenture may not be effective without the prior consent of the holders of at least a majority in aggregate liquidation amount of all the outstanding trust securities, unless and until the principal of (and premium, if any, on) the junior subordinated debentures and all accrued and unpaid interest have been paid in full and certain other conditions are satisfied.

No amendment, modification or termination of the junior subordinated indenture or the junior subordinated debentures, may be made by the property trustee, as holder of the junior subordinated debentures without the prior consent of (1) each holder of the trust securities, in the case of an amendment to (A) change the stated maturity on the debentures, reduce the rate or extend the time of payment of interest on, or reduce the principal amount thereof, or reduce any amount payable on prepayment thereof, or make the principal thereof or any interest premium thereon payable in any coin or currency other than that provided in such debentures, or impair or affect the right of any holder thereof to institute suit for payment thereof, (B) reduce the percentage of holders of debentures of any series required for amendments to the junior subordinated indenture or the junior subordinated debentures or (C) modify provisions of the junior subordinated indenture relating to (i) the direction of proceedings by holders of the junior subordinated debentures for any remedy available to the trustee, (ii) waiver of defaults under the junior subordinated indenture or (iii) the amendment provisions discussed in this paragraph, except to increase any such percentage or to provide that certain other provisions cannot be modified without the consent of each holder or (2) 66 2 / 3 % of the aggregate liquidation amount of the trust securities voting together as a single class, in the case of other amendments to the junior subordinated indenture. In addition, any amendment to the guarantee agreement that materially adversely affects the rights of the holders of the trust securities requires the approval of at least 66 2 / 3 % of the aggregate liquidation amount of the trust securities.

Each holder of common shares is entitled to one vote in person, or by proxy, for each common share, registered in the name of such holder.

Any amendment, alteration or repeal of the terms of the memorandum of association and bye-laws and any variation of the rights of the common shares as a class will require the approval of holders of at least three-fourths of the outstanding affected class of shares. This approval can be evidenced either by a unanimous consent in writing or by a resolution passed at a meeting of the holders of the relevant class of shares at which a quorum consisting of at least two persons holding or representing one-third of the issued and outstanding shares of the relevant class is present.

Provision Applicable to Holders of Trust Securities	Provision Applicable to Holders of Common Shares

Amendment of Constitutional Documents and Terms of Securities

If any amendment would (1) adversely affect the powers, preferences or special rights of the holders of the trust securities and the common securities of the trust whether by amendment to the declaration of trust or otherwise, (2) result in the dissolution, winding up or termination of the trust other than pursuant to the terms of the Declaration of Trust, (3) change the amount or timing of any distribution of the trust securities or common securities of the trust or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities or common securities of the trust as of a specified date, or (4) restrict the right of a holder of trust securities or common securities of the trust to institute suit for the enforcement of any such payment on or after such date, then the holders of the trust securities and common securities of the trust voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of each of the holders of the trust securities and common securities of the trust affected thereby.

Any amendment that would adversely affect only the trust securities or the common securities of the trust must be approved by a majority of the aggregate liquidation amount (including the stated amount that would be paid on redemption, liquidation or otherwise, plus accumulated and unpaid distributions to the date upon which the voting percentages are determined) of such class affected thereby.

Under the Companies Act, amendments to the memorandum of association of a Bermuda company must be approved by a majority of the shareholders voting on the amendments.

Under the Companies Act, the bye-laws may be amended by a resolution of the board of directors and a resolution of the shareholders approved by a majority of the shareholders voting on the amendment, unless a greater shareholder vote is required under the bye-laws. The Foster Wheeler Ltd. bye-laws require a unanimous vote of the shareholders on any resolution to amend the bye-laws presented without the prior approval of the board of directors, provided that any proposed amendment to the bye- law relating to removal of directors must be approved by the board and by the affirmative vote of the holders of 75% of the voting shares of Foster Wheeler Ltd. If a proposed rescission, alteration or amendment varies the rights attached to a class of shares, the bye-law relating to a variation of class rights must be complied with. That bye-law provides that if at any time Foster Wheeler Ltd. has more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of all of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority in number equal to three- fourths of the issued shares at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present. Foster Wheeler Ltd.’s bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of those shares, vary the rights attached to existing shares.

Approval of Business Combinations

Generally, the trust may not merge with, or undertake any other business combination as described in the declaration of trust, with any corporation or other body. However, the trust may, at the request of Foster Wheeler LLC or with the consent of the administrative trustees, or if there are more than two, a majority of the administrative trustees and without the consent of the holders of the trust securities or common securities of the trust, the Delaware trustee or the property trustee, consolidate, amalgamate, merge with or into, or be	The amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company’s board of directors and by its shareholders. Shareholder class approval is also required if the amalgamation agreement constitutes a variation of the rights attaching to that class of shares. Unless the company’s bye-laws provide otherwise the approval of 75% of the shareholders voting at such general and class meetings is required to approve the

Provision Applicable to Holders of Trust Securities	Provision Applicable to Holders of Common Shares

replaced by or convey, transfer or lease its properties substantially as an entirety to a trust organized as such under the laws of any state if certain conditions are met (including the assumption of all of the obligations of the trust by the successor entity and the substitution for the trust securities of other securities having the same terms as the trust securities).

The trust may not, except with the consent of holders of 100% in aggregate liquidation amount of the outstanding trust securities and common securities of the trust, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such action would cause the trust or successor entity to be classified as other than a grantor trust for U.S. federal income tax purposes and each holder of the trust securities or common securities of the trust not to be treated as owning an undivided interest in the junior subordinated debentures.

amalgamation agreement. Also, the quorum for such meetings must be two persons holding or representing more than one-third of the issued shares of the company or the class. Each share carries the right to vote in respect of an amalgamation, whether or not it otherwise carries the right to vote. Foster Wheeler Ltd.’s bye-laws provide that an amalgamation requires the approval of two-thirds of the votes cast at a general meeting of the shareholders where one or more persons representing in person or by proxy a majority of all issued shares entitled to vote thereat constitutes a quorum.

Foster Wheeler Ltd.’s bye-laws further provide that certain business combinations (which include an amalgamation) entered into with a shareholder that beneficially owns, directly or indirectly, 20% or more of the voting shares of Foster Wheeler Ltd. that have not been approved by the board of directors prior to the date such shareholder acquired the 20% (or greater) holding must be approved by the holders of a majority of the voting shares that are not held by such shareholder, its affiliates or associates, at a meeting held no earlier than five years following the date upon which that shareholder first acquired 20% or more of the voting shares.

The Companies Act also provides that where an offer is made for shares in a company by another company and, within four months of the offer, the holders of not less than 90% in value of the shares which are the subject of the offer accept, the offeror may by notice, given within two months after the expiration of the said four months, require the dissenting shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to a court within one month of such notice objecting to the transfer and the court may in its discretion grant such order as it thinks fit.

Dissenters’ Rights

Holders of trust securities do not have dissenters’ rights.	Under the Companies Act, a dissenting shareholder of a company participating in an amalgamation (other than an amalgamation between a company and certain affiliated companies) may apply to the court to appraise the fair value of his or her shares.

Distributions and Dividends

Distributions on the trust securities are payable on a quarterly basis, but only to the extent that payments are made by Foster Wheeler LLC on the junior subordinated debentures and only to the extent that the trust has sufficient funds available to make such payments.	Under the Companies Act, the board of directors of Foster Wheeler Ltd. may declare and pay dividends out of profits of Foster Wheeler Ltd. available for that purpose or make distributions to shareholders out of contributed surplus as long as there are no reasonable grounds for believing that Foster Wheeler Ltd. is, or

Provision Applicable to Holders of Trust Securities	Provision Applicable to Holders of Common Shares

If Foster Wheeler LLC defers interest payments on the junior subordinated debentures, the trust will also defer quarterly distributions on the trust securities. During a deferral period, the amount of distributions due to the holder would continue to accrue and such deferred distributions will themselves accrue interest. Deferral periods may not exceed 20 consecutive quarterly periods.

The holders are entitled to receive cumulative cash distributions at an annual rate of 9%. Distributions accrue from the date the trust issues the trust securities and will be paid quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning April 15, 1999.

after the payment of such dividend or distribution would be, unable to pay its liabilities as they became due or that the realizable value of Foster Wheeler Ltd.’s assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

Repurchase and Redemptions

The trust will redeem all of the trust securities when the junior subordinated debentures are paid at maturity on January 15, 2029. In addition, if Foster Wheeler LLC redeems any junior subordinated debentures before their maturity, the trust must use the cash it receives on the redemption of the junior subordinated debentures to redeem, on a pro rata basis, trust securities and common securities of the trust having a total liquidation amount equal to the total principal amount of the junior subordinated debentures redeemed.

Foster Wheeler LLC has the right to redeem the junior subordinated debentures before their maturity at 100% of their principal amount plus accrued and unpaid interest to the date of redemption: (1) on one or more occasions any time on or after January 15, 2004; and (2) at any time, if Foster Wheeler LLC receives an opinion of counsel as to certain changes in tax or investment company law or regulations, provided Foster Wheeler LLC chooses to redeem within 90 days of the occurrence of the receipt of the opinion. If Foster Wheeler LLC redeems the junior subordinated debentures because of the receipt of an opinion discussed in the prior sentence, it must redeem all of them.

Under the Companies Act, a company may repurchase its own shares. However, the funds for such a repurchase must be either (1) capital paid-up on the shares in question; (2) proceeds of a new issue of shares made for the purposes of the repurchase; or (3) funds which would otherwise be available for dividend or distribution. Furthermore, any premium which is payable on the repurchase must be provided out of funds which would otherwise be available for dividend or distribution or out of the company’s share premium account prior to the repurchase. No repurchase may be effected if there are reasonable grounds for believing that the company is, or after effecting the repurchase would be, unable to pay its liabilities as they become due.

Provision Applicable to Holders of Trust Securities	Provision Applicable to Holders of Common Shares

Enforcement Rights

If an event of default with respect to the junior subordinated debentures has occurred and is continuing and such event is attributable to the failure of Foster Wheeler LLC to pay any amounts in respect of such junior subordinated debentures on the date such amounts are otherwise payable, a holder of the trust securities may institute a legal proceeding directly against Foster Wheeler LLC for enforcement of payment to such holder of an amount equal to the aggregate liquidation amount of the trust securities held by such holder. Foster Wheeler LLC may not amend the indenture or the junior subordinated debentures to remove this right to bring an action without the prior written consent of the holders of all of the trust securities.

In connection with such action, the rights of Foster Wheeler LLC will be subrogated to the rights of such holder of the trust securities under the declaration of trust to the extent of any payment made by Foster Wheeler LLC to such holder of trust securities in such action. Consequently, Foster Wheeler LLC will be entitled to payment of amounts that a holder of trust securities receives in respect of an unpaid distribution that resulted in the bringing of an action to the extent that such holder receives or has already received full payment with respect to such unpaid distribution from the trust. The holders of trust securities will not be able to exercise directly any other remedy available to the holders of junior subordinated debentures.

The Bermuda courts ordinarily would be expected to follow English precedent, which would permit a shareholder to commence an action in the name of the company to remedy a wrong done to the company only (1) where the act complained of is alleged to be beyond the corporate power of the company or is illegal; (2) where the act complained of is alleged to constitute a fraud against the minority shareholders by those controlling the company; provided that the majority shareholders have used their controlling position to prevent the company from taking action against the wrongdoers; (3) where an act requires approval by a greater percentage of the company’s shareholders than actually approved it; or (4) where such an action is necessary in order that there not be a violation of the company’s memorandum of association or bye-laws.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Guarantees

The obligations of the trust are guaranteed by Foster Wheeler Ltd. and Foster Wheeler LLC. The guarantees rank junior in right of payment to all liabilities of the guarantors.	The common shares are not guaranteed by any entity.

Derivative Suits

The Statutory Trust Act of the State of Delaware provides that a beneficial owner may bring an action in the Court of Chancery in the right of a statutory trust to recover a judgment in its favor if the trustees with the authority to do so have refused to bring the action or if an effort to cause those trustees to bring the action is not likely to succeed. If the property trustee fails to enforce its rights under the junior subordinated debentures after a holder of trust securities has made a written request, such holder of trust securities may, to the extent permitted by applicable law, institute a legal proceeding directly against Foster Wheeler LLC to enforce the property trustee’s rights under the indenture without first instituting any legal proceeding against the property trustee or any other person or entity.	The Bermuda courts ordinarily would be expected to follow English precedent, which would permit a shareholder to commence an action in the name of the company to remedy a wrong done to the company only (1) where the act complained of is alleged to be beyond the corporate power of the company or illegal; (2) where the act complained of is alleged to constitute a fraud against the minority shareholders by those controlling the company; provided that the majority shareholders have used their controlling position to prevent the company from taking action against the wrongdoers; (3) where an act requires approval by a greater percentage of the company’s shareholders than actually approved it; or (4) where such an action is necessary in order that there not be a violation of the company’s memorandum of association or bye-laws.

Provision Applicable to Holders of Trust Securities	Provision Applicable to Holders of Common Shares

Indemnification of Directors, Officers and Trustees

Foster Wheeler LLC has agreed to indemnify to the fullest extent permitted by law any administrative trustee, any affiliate of an administrative trustee, any officers, directors, shareholders, members, partners, employees, representatives or agents of any administrative trustee or any affiliate thereof, or any officer or agent of FW Preferred Capital Trust I or its affiliates other than the property trustee, the Delaware trustee and their respective affiliates.

Under the Companies Act, a company is permitted to indemnify any officer or director against (1) any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with any application under relevant Bermuda legislation in which relief from liability is granted to him or her by the court and (2) any loss or liability resulting from negligence, default, breach of duty or breach of trust, except for his or her fraud or dishonesty. The bye-laws of Foster Wheeler Ltd. provide for the indemnity by Foster Wheeler Ltd. of the officers and directors of Foster Wheeler Ltd., except with respect to fraud, dishonesty or willful misconduct.

Limited Liability of Directors and Officers

Except as expressly set forth in the declaration of trust, the guarantee agreement and the terms of the trust securities, the officers and directors of Foster Wheeler LLC: (1) shall not be personally liable for the return of any portion of the capital contributions (or any return thereon) of the holders of the trust securities which shall be made solely from assets of the trust; and (2) shall not be required to pay to the trust or to any holder of trust securities any deficit upon dissolution of the trust or otherwise.	Under the Companies Act, a director must observe the statutory duty of care which requires such director to act honestly and in good faith with a view to the best interests of the company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Directors are also subject to common law fiduciary duties which require directors to act in what they reasonably believe to be the best interests of the company and for a proper purpose. Bermuda law renders void any provision in the bye-laws or any contract between a company and any such director exempting him or her from or indemnifying him or her against any liability in respect of any fraud or dishonesty of which he or she may be guilty in relation to the company. Foster Wheeler Ltd.’s bye- laws contain a provision by virtue of which its shareholders waive any claim or right of action that they have, both individually and on Foster Wheeler Ltd.’s behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer.

Provision Applicable to Holders of Trust Securities	Provision Applicable to Holders of Common Shares

Inspection of Books and Records

Each holder of trust securities has the right, subject to such reasonable standards (including standards governing what information and documents are to be furnished at what time and location and at whose expense) as may be established by the trustees, to obtain from the trust, from time to time upon reasonable demand for any purpose reasonably related to the holder’s interest in the trust, business and financial records of the trust.

Bermuda law provides the general public with a right of inspection of a Bermuda company’s public documents at the office of the Registrar of Companies in Bermuda, and provides a Bermuda company’s shareholders with a right of inspection of such company’s bye-laws, minutes of general shareholders’ meetings and audited financial statements. The register of shareholders is also open to inspection by shareholders free of charge and, upon payment of a small fee, by any other person. A Bermuda company is required to maintain its share register in Bermuda but may establish a branch register outside of Bermuda. A Bermuda company is required to keep at its registered office a register of its directors and officers which is open for inspection by members of the public without charge.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following are the material U.S. federal income tax considerations of the exchange offer generally applicable to (1) holders of trust securities who hold the trust securities as capital assets, and (2) holders of common shares who hold such common shares as capital assets and who acquire the common shares in exchange for trust securities pursuant to the exchange offer. This description does not purport to address the potential tax considerations that may be material to a holder based on his or her particular situation and does not address the tax considerations applicable to holders that may be subject to special tax rules, such as:

  financial institutions;
  insurance companies;
  real estate investment trusts;
  regulated investment companies;
  grantor trusts;
  tax-exempt organizations;
  dealers or traders in securities or currencies;
  holders that hold trust securities or common shares as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar;
  holders that actually or constructively own or will own 10 percent or more of our voting stock; or
  a Non-U.S. Holder (as defined below) that is a U.S. expatriate, “controlled foreign corporation” or “passive foreign investment company.”

     Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax or other tax consequences of the disposition of trust securities pursuant to the exchange offer or the acquisition, ownership or disposition of common shares. Holders should consult their tax advisors with respect to the application of the U.S. tax laws to their particular situation.

     This description is based on the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations by the Internal Revenue Service or a court, which could affect the tax consequences described herein.

     For purposes of this description, a U.S. Holder is a beneficial owner of trust securities or common shares who for U.S. federal income tax purposes is:

  an individual who is a citizen or resident of the United States;
  a corporation created or organized in or under the laws of the United States or any State thereof, including the District of Columbia;
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
  a trust if (1) it validly elects to be treated as a United States person for U.S. federal income tax purposes or (2)(a) its administration is subject to the primary supervision of a court within the United States and (b) one or more United States persons have the authority to control all of its substantial decisions.

     A Non-U.S. Holder is a beneficial owner of trust securities or common shares that is not a United States person and not a partnership for U.S. federal income tax purposes. If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the trust securities or common shares, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such partner should consult its own tax advisor as to the application of the U.S. tax laws to its particular situation.

     To ensure compliance with Treasury Department Circular 230, each holder of trust securities (or common shares received in exchange for trust securities) is hereby notified that: (a) any discussion of U.S. federal tax issues in this offer to exchange is not intended or written to be used, and cannot be used, by such holder for the purpose of avoiding penalties that may be imposed on such holder under the Code; (b) any such discussion has been included by us in furtherance of our offer to exchange common shares for outstanding trust securities on the terms described herein; and (c) each such holder should seek advice based on their particular circumstances from an independent tax advisor.

EXCHANGING U.S. HOLDERS

Consequences of Exchange of Trust Securities for Common Shares

     We do not intend to integrate the exchange offer for tax purposes with the equity-for-debt exchange offer that was completed on September 24, 2004. Under our treatment, the exchange of trust securities for common shares pursuant to the exchange offer would be a taxable exchange for U.S. federal income tax purposes. If you are a U.S. Holder of trust securities, you would recognize net gain or loss on such exchange in an amount equal to the difference between (1) the fair market value of the common shares received in the exchange offer and (2) your adjusted tax basis in the trust securities exchanged. Although the law is unclear, you may be able to treat a portion of any loss recognized as ordinary loss to the extent of accrued but unpaid original issue discount that you have previously included in your gross income with respect to your trust securities. Subject to the possibility of recognizing such an ordinary loss and to the discussion below relating to U.S. Holders of trust securities with accrued market discount, any gain or loss recognized on the exchange generally would be capital gain or loss. Capital gain of a non-corporate U.S. Holder is eligible to be taxed at reduced rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

     Gain attributable to accrued market discount as of the date of the exchange not previously included in income will be includible in your gross income as ordinary income and, if you are a non-corporate U.S. Holder that has held trust securities for more than one year, will generally be subject to tax at a higher rate than the capital gain rate that otherwise would have applied to such gain. Market discount is the excess (subject to a de minimis exception) as of the date of your acquisition of a trust security, of (1) the security’s stated redemption price at maturity (or, if you acquired a trust security after we began deferring payments on the trust securities, the issue price of the trust security increased by the aggregate amount of original issue discount includible in the gross income of holders of the trust security for periods prior to your acquisition) over (2) your tax basis in the trust security. Market discount, if any, accrues ratably from the date you purchase a trust security until its final maturity.

     Capital gain or loss, if any, recognized by you generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. Ordinary income or loss, if any, recognized by you generally will be treated as foreign source income or loss for U.S. foreign tax credit purposes. Your initial tax basis in common shares received pursuant to the exchange offer will equal the fair market value of those common shares on the date of the exchange and your holding period for those common shares will begin on the day following the date of the exchange.

     If the exchange offer is integrated for tax purposes with the exchange offer completed on September 24, 2004, it is possible that the exchanges would be characterized in the aggregate as a transaction that is described in Section 351 of the Code. In such case, the exchange of trust securities for common shares would generally be tax free for U.S. federal income tax purposes. However, we do not intend to treat the exchanges as part of an integrated Section 351 transaction. You should consult your tax advisor regarding the possibility that the exchange offers will be integrated and treated under Section 351 and the potential consequences to you, in your particular situation, of such treatment.

     If you are a U.S. Holder that will own 5 percent or more of our stock, by vote or value, immediately after the exchange, additional requirements with respect to transfers of securities to foreign corporations would apply in order to avoid gain recognition in a Section 351 transaction.

Ownership of Common Shares

     Distributions

     We have not paid a dividend on our common shares since July, 2001 and we do not anticipate paying any dividends on our common shares in the foreseeable future. If we were to pay dividends in the future on our common shares, they would be subject to U.S. federal income tax in the manner described below.

     Subject to the passive foreign investment company rules discussed below, if you are a U.S. Holder, the gross amount of any distribution made to you with respect to your common shares would be includible in your income as dividend income to the extent paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. In general, such dividends would not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders with respect to dividends received from a U.S. corporation. To the extent, if any, that the amount of any distribution exceeded our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it would be treated first as a tax-free return of your adjusted tax basis in your common shares and thereafter as capital gain. We do not maintain calculations of earnings and profits under U.S. federal income tax principles.

     If you are a U.S. Holder, subject to the succeeding sentence, any dividends paid to you with respect to your common shares would generally be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. However, as long as 50 percent or more of our stock, by vote or value, is actually or constructively owned by U.S. Holders, a portion of such dividends (subject to a de minimis exception) would be treated as U.S. source income to the extent paid out of earnings and profits from U.S. sources. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, for taxable years beginning before December 31, 2006, any dividends that we distribute generally would constitute “passive income,” or, in the case of certain U.S. Holders, “financial services income.” For taxable years beginning after December 31, 2006, dividends we distribute generally would constitute “passive category income” or, in the case of certain U.S. Holders, “general category income.”

     Effective for tax years through 2008, certain dividend income received by non-corporate U.S. taxpayers from domestic corporations or “qualified foreign corporations” is eligible to be taxed at reduced rates, subject to a holder’s satisfaction of certain significant holding period and other applicable requirements. Dividends paid by a foreign corporation that is not otherwise a qualified foreign corporation are treated as paid by a qualified foreign corporation if the stock with respect to which the dividend is paid is listed on a registered national securities exchange or on the NASDAQ Stock Market. Our common shares are currently listed on the NASDAQ Stock Market. Accordingly, dividends, if any, paid by us on our common shares for tax years through 2008 would be eligible to be taxed at reduced rates if our common shares are listed on the NASDAQ Stock Market at the time the dividends are paid. As described above, we do not anticipate paying any dividends on our common shares in the foreseeable future.

     Sale or Exchange of Common Shares

     If you are a U.S. Holder, you generally will recognize gain or loss on the sale or exchange of your common shares equal to the difference between the amount realized on such sale or exchange and your adjusted tax basis in your common shares.

     Subject to the passive foreign investment company rules discussed below, any gain or loss recognized on the sale or exchange of common shares received in the exchange offer generally will be capital gain or loss. Capital gain of a non-corporate U.S. Holder is eligible to be taxed at reduced rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Capital gain or loss, if any, recognized by you generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Rules

     We believe that we are not a passive foreign investment company, or PFIC, for U.S. federal income tax purposes, and thus that the common shares issued pursuant to the exchange offer should not be treated as stock of a PFIC. This conclusion, however, is a factual determination that is made annually and thus is uncertain and may be subject to change. If the common shares were treated as stock of a PFIC, gain realized on the sale or other disposition of the common shares would in general not be treated as capital gain. Instead, you would be treated as if you had realized such gain, as well as certain “excess distributions” (if any) received on the common shares, ratably over your holding period for the common shares, as calculated for purposes of the PFIC rules, and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, and subject to an interest charge in respect of the tax attributable to each such year.

     In addition, we will not be treated as a “qualified foreign corporation” in any taxable year in which we are a PFIC. Accordingly, dividends, if any, paid by us in any taxable year in which we are a PFIC would not be eligible to be taxed at reduced rates as described above under “Distributions,” even if we otherwise would qualify as a “qualified foreign corporation” by reason of a registered national securities exchange listing or a NASDAQ Stock Market listing.

NON-EXCHANGING U.S. HOLDERS

     U.S. Holders of trust securities that do not tender their trust securities pursuant to the exchange offer will not have any U.S. federal income tax consequences as a result of the exchange offer.

NON-U.S. HOLDERS

Consequences of Exchange

     If you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income or withholding tax on any gain realized on the exchange of trust securities for common shares unless either:

  such gain is effectively connected with your conduct of a trade or business in the United States, or you are an individual and have been present in the United States for 183 days or more in the taxable year of such exchange and certain other conditions are met.

     In addition, you generally will not be subject to U.S. federal income or withholding tax on income attributable to accrued market discount, if any, unless such income is effectively connected with your conduct of a trade or business in the United States.

Ownership of Common Shares

     Subject to the discussion below under “U.S. Backup Withholding Tax and Information Reporting Requirements,” if you are a Non-U.S. Holder, any dividends paid to you generally would not be treated as effectively connected with the conduct of a trade or business in the United States and would be exempt from U.S. federal income tax, including withholding tax, unless you:

  have an office or other fixed place of business in the United States to which the dividends are attributable, and derive the dividends in the active conduct of a banking, financing or similar business within the United States.

     In addition, subject to the discussion below under “U.S. Backup Withholding Tax and Information Reporting Requirements,” you generally will not be subject to U.S. federal income or withholding tax on any income or gain realized on the sale or exchange of common shares unless:

  such income or gain is effectively connected with your conduct of a trade or business in the United States; or
  you are an individual and have been present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

U.S. BACKUP WITHHOLDING TAX AND INFORMATION REPORTING REQUIREMENTS

     Information reporting generally will apply to payments of dividends on the common shares and proceeds from the sale or redemption of common shares made within the United States to a holder, other than an exempt recipient, including a corporation, a payee that is not a United States person that provides an appropriate certification and certain other persons. If information reporting applies to any such payment, a payor will be required to withhold backup withholding tax from the payment if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements.

     The above description is not intended to constitute a complete analysis of all tax consequences relating to the exchange of the trust securities and the acquisition, ownership and disposition of common shares. You should consult your own tax advisor concerning the tax consequences to you, in your particular situation, of the exchange offer and of owning common shares.

CERTAIN SECURITIES LAWS CONSIDERATIONS

     All of the 2,847,086 trust securities outstanding as of June 28, 2005, were issued in an offering that was registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The common shares to be issued in the exchange offer are being offered pursuant to an exemption from the registration requirements of the Securities Act under Section 3(a)(9) of the Securities Act. Section 3(a)(9) provides for an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received in essence assume the character of the exchanged securities for purposes of the Securities Act. Accordingly, the common shares issued in the exchange offer to persons or entities not affiliated with Foster Wheeler who tender securities that are not “restricted securities” within the meaning of Rule 144 under the Securities Act will not be deemed to be “restricted securities” within the meaning of Rule 144 under the Securities Act, and such shares will be freely tradeable by such non-affiliated persons or entities. If you tender trust securities that are “restricted securities” within the meaning of Rule 144 under the Securities Act, the common shares you receive in the exchange offer will not be freely tradeable and any resale would have to comply with applicable exemptions under the securities laws, including without limitation, Rule 144(k) under the Securities Act.

INTERESTS OF DIRECTORS AND OFFICERS

     We are not aware of any intention to tender or consideration of tendering trust securities on the part of directors, officers or affiliates. Neither we, nor any subsidiary of ours nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of any of the foregoing, had any transactions in trust securities during the 60 business days prior to the date hereof.

     None of Foster Wheeler Ltd.’s directors or executive officers has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). Further, none of Foster Wheeler Ltd. or any of its directors or executive officers was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibitions or activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     The business address and telephone number for each director and executive officer is the same as that of Foster Wheeler Ltd.

WHERE YOU CAN FIND MORE INFORMATION

     Foster Wheeler Ltd. is subject to the information requirements of the Securities Exchange Act of 1934, and in accordance therewith, Foster Wheeler Ltd. files reports, proxy and information statements and other information with the SEC. Financial information relating to Foster Wheeler LLC is included in the notes to Foster Wheeler Ltd.’s consolidated financial statements incorporated by reference into this offer to exchange. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room located at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information. The website address is http://www.sec.gov. Our website address is http://www.fwc.com. The information disclosed on our website is not incorporated herein and does not form a part of this offer to exchange.

     You may also obtain copies of documents we file with the SEC without charge from us on the Internet at www.fwc.com under the “Investor Relations” section.

DOCUMENTS INCORPORATED BY REFERENCE

     We are incorporating by reference into this offer to exchange documents that we have filed with the SEC. The information incorporated by reference is considered to be a part of this offer to exchange, and later information that is filed with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this offer to exchange and before the expiration date, excluding any information furnished pursuant to Item 9 or Item 12 of any current report on Form 8-K:

  Annual report on Form 10-K for the year ended December 31, 2004 filed on March 31, 2005, as amended by the Form 10-K/A filed on May 20, 2005.
  Quarterly report on Form 10-Q for the quarter ended April 1, 2005 filed on May 11, 2005.
  Proxy statement for the annual meeting of shareholders held on May 10, 2005, filed on April 5, 2005.
  Current reports on Form 8-K filed on January 18, 2005, January 31, 2005, March 29, 2005, April 5, 2005, May 2, 2005, May 14, 2005 and May 25, 2005.

     You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at:

     Foster Wheeler Ltd.
Perryville Corporate Park
Clinton, New Jersey 08809-4000
Attn: Lisa Fries Gardner
Telephone: (908) 730-4000
Facsimile: (908) 730-5300

     You should rely only on the information contained or incorporated by reference in this offer to exchange. We have not authorized anyone to provide you with different information. No person has been authorized to give any information or make any representations in connection with the exchange offer, other than the information and those representations contained or incorporated by reference in this offer to exchange or in the accompanying Letter of Transmittal. We are not making an offer of common shares in any state or jurisdiction where the offer is not permitted. You should not assume that the information provided by this offer to exchange or the documents incorporated by reference herein is accurate as of any date other than the date of such offer to exchange or incorporated documents, regardless of the date you receive them.

ENFORCEMENT OF CIVIL LIABILITIES

     Foster Wheeler Ltd. is a Bermuda company. As a result, it may be difficult for you to effect service of process within the United States or to enforce judgments obtained against it in United States courts. Foster Wheeler Ltd. has irrevocably agreed that it may be served process with respect to actions based on offers and sales of securities made in the United States by having Foster Wheeler LLC, Perryville Corporate Park, Clinton, New Jersey 08809-4000, be the United States agent appointed for that purpose.

     Foster Wheeler Ltd. has been advised by Bermuda special counsel that a judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Bermuda. It has also been advised that a final and conclusive judgment obtained in a court in the United States under which a sum of money is payable as compensatory damages may be the subject of an action in the Supreme Court of Bermuda under the common law doctrine of obligation. Such an action should be successful upon proof that the sum of money is due and payable, and without having to prove the facts supporting the underlying judgment, as long as:

(1)	the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in Bermuda; and

(2)	the judgment is not contrary to public policy in Bermuda, was not obtained by fraud or in proceedings contrary to natural justice of Bermuda and is not based on an error in Bermuda law.

     A Bermuda court may impose civil liability on Foster Wheeler Ltd., or its directors or officers in a suit brought in the Supreme Court of Bermuda against it or such persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.

MISCELLANEOUS

     We are not aware of any jurisdiction where the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the exchange offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the exchange offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of trust securities residing in such jurisdiction. In any jurisdiction where the securities or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer shall be deemed to be made on our behalf by one or more registered brokers or dealers license under the laws of such jurisdiction.

     We have filed with the SEC a Tender Offer Statement on Schedule TO that contains additional information with respect to the exchange offer. Such Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under the caption “Where You Can Find More Information.”

     No person has been authorized to give any information or make any representation on our behalf in connection with the offer other than those contained in this exchange offer or in the Letter of Transmittal. If given or made, such information or representation must not be relied upon as having been authorized by us.

The exchange agent for the exchange offer is:

The Bank of New York, London Branch

By Facsimile (for Eligible Institutions only):
(212)-298-1915
Confirmation: (212)-815-5788

By Mail, Hand Delivery and Overnight Courier:
The Bank of New York,
London Branch
c/o The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street — 7 East
New York, NY 10286
Attn: William Buckley

Questions, requests for assistance and requests for additional copies of this offer to exchange and related letter of transmittal may be directed to the information agent at its address or telephone number set forth below.

The information agent for the exchange offer is:

     Morrow & Co., Inc.
445 Park Avenue, 5th Floor
New York, New York 10022
(212) 754-8000

Securityholders Please Call Toll Free: (800) 607-0088
Banks and Brokers Call: (800) 654-2468
E-mail: fw.info@morrowco.com

     FOSTER WHEELER LTD.
Perryville Corporate Park
Clinton, New Jersey 08809-4000
Attn: Lisa Fries Gardner
Telephone: (908) 730-4000
Facsimile: (908) 730-5300